Execution Version

CREDIT AGREEMENT

dated as of June 13, 2016

among

CHUGACH ELECTRIC ASSOCIATION, INC.,

the LENDERS Party Hereto,

and

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,
as Administrative Agent, Lead Arranger, an Issuing Lender
and Swingline Lender

and

KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent

______________

$150,000,000
______________

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TABLE OF CONTENTS

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Section 9.08	Right of Setoff	92
Section 9.09	Governing Law; Jurisdiction; Etc	93
Section 9.10	WAIVER OF JURY TRIAL	94
Section 9.11	Headings	94
Section 9.12	Treatment of Certain Information; Confidentiality	94
Section 9.13	USA PATRIOT Act	95
Section 9.14	No Fiduciary Duty	95
Section 9.15	Interest Rate Limitation	96
Section 9.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	96
SCHEDULE I	Commitments
SCHEDULE II	Issuing Lender Sublimits
SCHEDULE 3.14(a)	Existing Indebtedness
SCHEDULE 3.14(b)	Existing Liens
SCHEDULE 3.15	Jointly-Owned Assets
SCHEDULE 6.05(a)	Existing Investments

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B-1	Form of Opinion of Counsel to the Borrower
EXHIBIT B-2	Form of Opinion of In-House Counsel to the Borrower
EXHIBIT C	Form of Promissory Note
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Borrowing Request
EXHIBIT F	Form of Interest Election Request
EXHIBIT G	Notice of Requested Commitment Increase
EXHIBIT H-1	Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-2	Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-3	Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-4	Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

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CREDIT AGREEMENT (this “Agreement”) dated as of June 13, 2016, is among CHUGACH ELECTRIC ASSOCIATION, INC., the LENDERS party hereto, and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Lead Arranger, Issuing Lender, Swingline Lender and Administrative Agent.

The Borrower (as hereinafter defined) has requested that the Lenders (as hereinafter defined), the Swingline Lender (as hereinafter defined) and the Issuing Lenders (as hereinafter defined) make loans and extend credit to it in an aggregate principal amount not exceeding $150,000,000 at any one time outstanding, which can be increased hereunder to an aggregate principal amount not exceeding $250,000,000 at any one time outstanding, subject to the terms and conditions set forth herein.  The Lenders, the Swingline Lender and the Issuing Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I DEFINITIONS
Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Applicable Margin” means, for any day, the percentage rate per annum set forth below opposite the applicable Unsecured Credit Rating of the Borrower then in effect, in the column labeled “ABR Applicable Margin” below:

Level	S&P Unsecured Credit Rating	Moody’s Unsecured Credit Rating	Fitch Unsecured Credit Rating	ABR Applicable Margin
I	> A+	> A1	> A+	0.950%
II	A	A2	A	1.000%
III	A-	A3	A-	1.125%
IV	BBB+	Baa1	BBB+	1.300%
V	BBB	Baa2	BBB	1.475%
VI	≤ BBB-	≤ Baa3	≤ BBB-	1.750%

If the Borrower has a Secured Credit Rating, but not an Unsecured Credit Rating, from any such rating agency, for purposes of determining the ABR Applicable Margin, the Unsecured Credit Rating of the Borrower from such rating agency shall be deemed to be one level less than the level corresponding to the Secured Credit Rating from such rating agency.

The ABR Applicable Margin shall, in each case, be determined and adjusted (i) any time after the date of any credit rating agency report setting forth a new and increased or decreased credit rating for the Borrower and (ii) on the date that the Borrower ceases to have any credit rating from any of S&P, Moody’s or Fitch (each such adjustment date, an “ABR Interest Determination Date”).  Such ABR Applicable Margin shall be effective from such ABR Interest Determination Date until the next such ABR Interest Determination Date.

If the Borrower is rated by only one of Moody’s, S&P or Fitch, the level of that rating shall be the applicable level.  If the Borrower’s Unsecured Credit Ratings fall within different levels in the above table, the ABR Applicable Margin shall be determined as follows: (a) if the Borrower is rated by two such rating agencies, the highest rating level shall be the applicable level, unless there is more than one pricing level between those two ratings, in which case the ABR Applicable Margin shall be the level immediately below the highest credit rating, and (b) if the Borrower is rated by three such rating agencies, the level of two of the same level of Unsecured Credit Ratings shall be the applicable level or, if each of the Unsecured Credit Ratings is in a different level, the level which is the middle of the three Unsecured Credit Ratings shall be the applicable level.

If the Borrower does not have an Unsecured Credit Rating or a Secured Credit Rating from at least one of the rating agencies set forth above on any ABR Interest Determination Date, the ABR Applicable Margin shall be pricing level VI.

References to ratings in the table above are references to rating categories as determined by the rating agencies as of the Effective Date and in the event of adoption of any new or changed rating system by any such rating agency, each of the ratings from the rating agency in question referred to above shall be deemed to refer to the rating category under the new rating system which most closely approximates the applicable rating category as in effect on the Effective Date.

The applicable pricing level for the ABR Applicable Margin, as of the Effective Date, is pricing level II.

“Accounting Requirements” means the requirements of the system of accounts prescribed by any regulatory authority having jurisdiction over the Borrower or, in the absence thereof, the requirements of generally accepted accounting principles applicable to similar Persons conducting business similar to that of the Borrower.  Generally accepted accounting principles refers to a common set of accounting standards and procedures that are either promulgated by an authoritative accounting rulemaking body or accepted as appropriate due to wide-spread application in the United States.

“Additional Lender” has the meaning set forth in Section 2.20(a)(ii).

“Adjusted LIBO Rate” means, for the Interest Period for any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means CFC, in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and, with respect to the Borrower and its Subsidiaries, each Member.

“Agent Parties” has the meaning set forth in Section 9.01(d)(ii).

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 0.50% and (c) the Adjusted LIBO Rate for a one-month Interest Period for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate for a one-month Interest Period shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate for a one-month Interest Period, as the case may be.

“Anti-Terrorism Laws” means any federal laws of the United States relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery and any regulation, order or directive promulgated, issued or enforced pursuant to such laws.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments, provided that so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in calculating each other Lender’s Applicable Percentage.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, after giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorizations” means the governmental and third party consents, approvals, authorizations, actions, notices and filings necessary in connection with the conduct of the Borrower’s business and the consummation of the Transactions.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments prior to the Maturity Date pursuant to Section 2.07(b) or 2.09(b),  Article VII or otherwise.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Chugach Electric Association, Inc., a corporation duly organized under the laws of the State of Alaska.

“Borrowing” means (a) all Revolving ABR Loans made, converted or continued on the same date, (b) all LIBO Loans that have the same Interest Period or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that the office of the Administrative Agent is not closed, (b) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (c) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a LIBO Loan, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Accounting Requirements and the amount of such obligations shall be the capitalized amount thereof determined in accordance with Accounting Requirements.

“Cash Collateral Account” has the meaning set forth in Section 2.04(k).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CFC” means National Rural Utilities Cooperative Finance Corporation.

“CFC Capital Term Certificates” means capital term certificates, or book entry form of account, evidencing the Borrower’s (i) required purchase of equity in CFC in connection with any existing or future credit facilities provided or to be provided by CFC or (ii) other investments in CFC.

“CFC Line of Credit Rate” means, for any day, a rate per annum equal to the rate published by CFC from time to time, by electronic or other means, for similarly classified lines of credit, but, if not so published, the CFC Line of Credit Rate shall be the rate per annum determined by CFC for such lines of credit from time to time.

“Change in Control” means, with respect to the Borrower, failure to be a member-owned electric corporation operating on a cooperative basis pursuant to Alaska law.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CIM” means the Confidential Information Memorandum of the Borrower dated April 28, 2016.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Loans or Swingline Loans.

“CoBank” means CoBank, ACB.

“CoBank Equity Interests” has the meaning set forth in Section 5.12(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or Section 2.09(b), (b) increased pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $150,000,000.

“Commitment Increase” has the meaning set forth in Section 2.20(a).

“Commitment Increase Cap” has the meaning set forth in Section 2.20(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Margins and Equities” means an amount constituting the total margins and equities of the Borrower determined in accordance with Accounting Requirements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Enhancement” means, with respect to any Obligation, the provision of an insurance policy, letter of credit, surety bond or any other undertaking, whereby the provider thereof becomes unconditionally obligated to pay when due, to the extent not paid by the Borrower or otherwise, the principal of and interest on such Obligation or on another obligation the payment on which is (i) secured by such Obligation or (ii) credited against the principal and interest due on such Obligation.

“Credit Enhancer” means any Person that, pursuant to the Indenture or a Supplemental Indenture, is designated as a Credit Enhancer and which provides Credit Enhancement.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Credit Extension” has the meaning set forth in Section 4.02.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender”  means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Defeasance Securities” means and includes any of the following securities, if and to the extent the same are not subject to redemption or call prior to maturity by anyone other than the holder thereof and are at the time legal for investment of the Borrower's funds:

(a)any bonds or other obligations which as to principal and interest constitute direct obligations of, or are unconditionally guaranteed by, the United States of America;

(b)any bonds or other obligations of any state of the United States of America or of any agency, instrumentality or local governmental unit of any such state (i) which are not callable prior to maturity, or which have been duly called for redemption by the obligor on a date or dates specified and as to which irrevocable instructions have been given to a trustee in respect of such bonds or other obligations by the obligor to give due notice of such redemption on such date or dates, which date or dates shall be also specified in such instructions, (ii) which are secured as to principal and interest and redemption premium, if any, by a fund consisting only of cash or bonds or other obligations of the character described in clause (a) above which fund may be applied only to the payment of such principal of and interest and redemption premium, if any, on such bonds or other obligations on the maturity date or dates thereof or the redemption date or dates specified in the irrevocable instructions referred to in subclause (i) of this clause (b), as appropriate, (iii) as to which the principal of and interest on the bonds and obligations of the character described  in clause (a) above on deposit in such fund along with any cash on deposit in such fund are sufficient to pay principal of and interest and redemption premium, if any, on the bonds or other obligations described in this clause (b) on the maturity date or dates thereof or on the redemption date or dates specified in the irrevocable instructions referred to in subclause (i) of this clause (b), as appropriate, and (iv) which at the time of their purchase hereunder are assigned the highest rating by all nationally recognized statistical rating organizations (as designated by the SEC) then rating such Defeasance Securities; provided that at least one such organization is then rating such Defeasance Securities; and

(c)any certificates or any other evidences of an ownership interest in obligations or in specified portions thereof (which may consist of specified portions of the interest thereon) of the character described in paragraph (a) or (b) above.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii),  (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, judicial rulings, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, now or hereafter in effect, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material, or noise control, or the protection of human health, safety, natural resources, or the environment, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event” with respect to a Plan, as defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30-day notice period is waived); (b) the determination that any Plan is, or is reasonably expected to be, an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (c) the failure by the Borrower or any ERISA Affiliate to make a required contribution to any Plan that results in, or would be reasonably expected to result in, the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA; (d) the failure by the Borrower or an ERISA Affiliate to satisfy the minimum funding standard with respect to any Plan under Section 412 of the Code or Section 302 of ERISA; (e) the Borrower or an ERISA Affiliate filing an application for a waiver of the minimum funding standard with respect to any Plan pursuant to Section 412(d) of the Code or Section 303(d) of ERISA; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4008 of ERISA; (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facility” means the $300,000,000.00 revolving line of credit facility evidenced by that certain Credit Agreement, dated as of November 17, 2010, between the Borrower, the lenders party thereto and CFC, as administrative agent.

“Facility Fees” means the fees paid by the Borrower pursuant to Section 2.10(a).

“Facility Fee Percentage” means, for any day, the rate per annum set forth below opposite the applicable Unsecured Credit Rating of the Borrower then in effect, in the column labeled “Facility Fee Percentage” below:

Level	S&P Unsecured Credit Rating	Moody’s Unsecured Credit Rating	Fitch Unsecured Credit Rating	Facility Fee Percentage

I	> A+	> A1	> A+	0.075%
II	A	A2	A	0.100%
III	A-	A3	A-	0.125%
IV	BBB+	Baa1	BBB+	0.150%
V	BBB	Baa2	BBB	0.175%
VI	≤ BBB-	≤ Baa3	≤ BBB-	0.250%

If the Borrower has a Secured Credit Rating, but not an Unsecured Credit Rating, from any such rating agency, for purposes of determining the Facility Fee Percentage, the Unsecured Credit Rating of the Borrower from such rating agency shall be deemed to be one level less than the level corresponding to the Secured Credit Rating from such rating agency.

The Facility Fee Percentage shall, in each case, be determined and adjusted (i) any time after the date of any credit rating agency report setting forth a new and increased or decreased credit rating for the Borrower and (ii) on the date that the Borrower ceases to have any credit rating from any of S&P, Moody’s or Fitch (each such adjustment date, a “Determination Date”).  Such Facility Fee Percentage shall be effective from such Determination Date until the next such Determination Date.

If the Borrower is rated by only one of Moody’s, S&P or Fitch, the level of that rating shall be the applicable level.  If the Borrower’s Unsecured Credit Ratings fall within different levels in the above table, the Facility Fee Percentage shall be determined as follows: (a) if the Borrower is rated by two such rating agencies, the highest rating level shall be the applicable level, unless there is more than one pricing level between those two ratings, in which case the Facility Fee Percentage shall be the level immediately below the highest credit rating, and (b) if the Borrower is rated by three such rating agencies, the level of two of the same level of Unsecured Credit Ratings shall be the applicable level or, if each of the Unsecured Credit Ratings is in a different level, the level which is the middle of the three Unsecured Credit Ratings shall be the applicable level.

If the Borrower does not have an Unsecured Credit Rating or a Secured Credit Rating from at least one of the rating agencies set forth above on any Determination Date, the Facility Fee Percentage shall be pricing level VI.

References to ratings in the table above are references to rating categories as determined by the rating agencies as of the Effective Date and in the event of adoption of any new or changed rating system by any such rating agency, each of the ratings from the rating agency in question referred to above shall be deemed to refer to the rating category under the new rating system which most closely approximates the applicable rating category as in effect on the Effective Date.

The applicable pricing level for the Facility Fee Percentage, as of the Effective Date, is pricing level II.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“FERC” means the Federal Energy Regulatory Commission, or any agency or other governmental body succeeding to the functions thereof.

“FIN 46” means Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” as amended, supplemented or modified from time to time and any successor or replacement interpretation.

“Fitch” means Fitch Ratings, Ltd.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by the Issuing Lender other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fuel Supply Agreements” means (a) the Agreement for the Sale and Purchase of Natural Gas between the Borrower and Municipality of Anchorage, dba Municipal Light and Power (previously ConocoPhillips Alaska, Inc. and ConocoPhillips, Inc.), effective August 21, 2009; (b) Gas Sale and Purchase Agreement between the Borrower and Hilcorp Alaska, LLC, effective September 10, 2013, as amended; (c) Agreement between the Borrower and Cook Inlet Energy, Inc., effective December 2, 2013; (d) Gas Sale and Purchase Agreement between the Borrower and Aurora Gas, LLC, effective October 1, 2015; (e) Gas Sale and Purchase Agreement between the Borrower and AIX Energy, LLC, effective April 1, 2016; and (f) any material agreements relating to the supply of fuel entered into by the Borrower after the date hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies with jurisdiction over the matter in question, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes; any mold or fungus defined by Environmental Law to be of a type reasonably expected to pose an unacceptable risk to human health; and all other substances, materials or wastes of any nature that are listed pursuant to or subject to regulation under any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holder” when used with respect to any Obligation means the Person in whose name such Obligation is registered in the Obligation Register.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Indenture” means the Second Amended and Restated Indenture, dated as of January 20, 2011, between Chugach Electric Association, Inc., and U.S. Bank National Association, as Trustee, as the same has been amended and supplemented prior to the date hereof, and as the same may hereafter be amended and supplemented.

“Interest Charges” for any period means the total interest charges (other than capitalized interest charges) of the Borrower for such period on (i) all Outstanding Debt Obligations and (ii) all other obligations of the Borrower (other than Subordinated Debt) to repay borrowed money (including Borrower’s obligations under the Loan Documents and the Loans) or to pay the deferred purchase price for property or services, in all cases including amortization of debt discount and premium on issuance but excluding the interest component attributable to any capitalized lease or similar agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any Revolving ABR Loan, each Quarterly Date, (b) with respect to any LIBO Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, for any LIBO Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Revolving Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with sales by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means, individually and collectively, each of (a) CFC, in its capacity as an issuer of Letters of Credit hereunder, (b) KeyBank National Association, in its capacity as an issuer of Letters of Credit hereunder, (c) Bank of America, N.A., in its capacity as an issuer of Letters of Credit hereunder, and (d) any other Lender chosen by the Borrower to issue Letters of Credit hereunder, but only to the extent such Lender (other than CFC, KeyBank National Association or Bank of America, N.A.) agrees in its sole discretion to be an Issuing Lender, and any successor to CFC, KeyBank National Association, Bank of America, N.A. or such Lender as provided in Section 2.04(j).  At any time there is more than one Issuing Lender, all singular references to the Issuing Lender shall mean any Issuing Lender, either Issuing Lender, each Issuing Lender, the Issuing Lender that has issued the applicable Letter of Credit, or both (or all) Issuing Lenders, as the context may require.

“Issuing Lender Sublimit” means, with respect to any Issuing Lender, the aggregate stated amount of all Letters of Credit that such Issuing Lender agrees to issue, as modified from time to time pursuant to an agreement signed by such Issuing Lender.  With respect to (i) each Lender that is an Issuing Lender on the date hereof, such Issuing Lender’s Issuing Lender Sublimit is listed on Schedule II, and (ii) any Lender that becomes an Issuing Lender after the date hereof, such Lender’s Issuing Lender Sublimit will be the amount agreed between the Borrower and such Lender at the time that such Lender becomes an Issuing Lender, in each case, as such Issuing Lender Sublimit may be modified in accordance with the terms of this Agreement.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arranger” means CFC, as Lead Arranger hereunder.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Agreement” has the meaning set forth in Section 2.20(a)(iii).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“LIBO”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“LIBO Applicable Margin” means, for any day, the rate per annum set forth below opposite the applicable Unsecured Credit Rating of the Borrower then in effect, in the column labeled “LIBO Applicable Margin” below:

Level	S&P Unsecured Credit Rating	Moody’s Unsecured Credit Rating	Fitch Unsecured Credit Rating	LIBO Applicable Margin
I	> A+	> A1	> A+	0.875%

II	A	A2	A	0.900%
III	A-	A3	A-	1.000%
IV	BBB+	Baa1	BBB+	1.150%
V	BBB	Baa2	BBB	1.300%
VI	≤ BBB-	≤ Baa3	≤ BBB-	1.500%

If the Borrower has a Secured Credit Rating, but not an Unsecured Credit Rating, from any such rating agency, for purposes of determining the LIBO Applicable Margin, the Unsecured Credit Rating of the Borrower from such rating agency shall be deemed to be one level less than the level corresponding to the Secured Credit Rating from such rating agency.

The LIBO Applicable Margin shall, in each case, be determined and adjusted (i) any time after the date of any credit rating agency report setting forth a new and increased or decreased credit rating for the Borrower and (ii) on the date that the Borrower ceases to have any credit rating from any of S&P, Moody’s or Fitch (each such adjustment date, a “LIBO Interest Determination Date”).  Such LIBO Applicable Margin shall be effective from such LIBO Interest Determination Date until the next such LIBO Interest Determination Date.  Each change in the LIBO Applicable Margin shall be applicable to all balances of LIBO Loans, including balances fixed prior to the date of the adjustment; provided,  however that changes to the existing balances shall be applied prospectively only.

If the Borrower is rated by only one of Moody’s, S&P or Fitch, the level of that rating shall be the applicable level.  If the Borrower’s Unsecured Credit Ratings fall within different levels in the above table, the LIBO Applicable Margin shall be determined as follows: (a) if the Borrower is rated by two such rating agencies, the highest rating level shall be the applicable level, unless there is more than one pricing level between those two ratings, in which case the LIBO Applicable Margin shall be the level immediately below the highest credit rating, and (b) if the Borrower is rated by three such rating agencies, the level of two of the same level of Unsecured Credit Ratings shall be the applicable level or, if each of the Unsecured Credit Ratings is in a different level, the level which is the middle of the three Unsecured Credit Ratings shall be the applicable level.

If the Borrower does not have an Unsecured Credit Rating or a Secured Credit Rating from at least one of the rating agencies set forth above on any LIBO Interest Determination Date, the LIBO Applicable Margin shall be pricing level VI.

References to ratings in the table above are references to rating categories as determined by the rating agencies as of the Effective Date and in the event of adoption of any new or changed rating system by any such rating agency, each of the ratings from the rating agency in question referred to above shall be deemed to refer to the rating category under the new rating system which most closely approximates the applicable rating category as in effect on the Effective Date.

The applicable pricing level for the LIBO Applicable Margin, as of the Effective Date, is pricing level II.

“LIBO Rate” means, for the Interest Period for any LIBO Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) for deposits in Dollars at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period and, if any such rate is below zero, the LIBO Rate will be deemed to be zero.  If for any reason such rate is not available, the LIBO Rate shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBO Loan comprising part of such Borrowing would be offered by major banks in the London interbank eurodollar market to other major banks in the London interbank eurodollar market at their request at or about 10:00 a.m. two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period and, if any such rate is below zero, the LIBO Rate will be deemed to be zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement and the Letter of Credit Documents, each fee letter executed in connection with Sections 2.10(c),  (d) and (e) hereof and all other promissory notes, agreements, amendments, notices, certificates and other instruments executed or delivered in connection with this Agreement or the Letter of Credit Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Margins for Interest” means for any period, the assignable margins of the Borrower for such period, which shall include revenues of the Borrower, if any, subject to possible refund at a later date; provided,  however, no deductions shall be made as a result of refunds ordered in a subsequent period; adjusted by:

(a)adding: (i) Interest Charges; (ii) the amount, if any, deducted in arriving at assignable margins on account of accruals of Federal income and other taxes imposed on income after deduction of Interest Charges for such period; (iii) the amount, if any, deducted in arriving at assignable margins on account of any losses incurred by any Subsidiary or Affiliate of the Borrower other than amounts deducted pursuant to clause (b)(ii) below; (iv) the amount, if any, the Borrower actually receives in such period as a dividend or other distribution of earnings of any Subsidiary or Affiliate (whether or not such earnings were for such period or any earlier period or periods) which amount has not otherwise been reflected as an increase in assignable margins in such period or any earlier period or periods; and (v) the amount of any expenses or provisions for any non-recurring charge to income or margins or retained earnings of whatever kind or nature (including, without limitation, (X) the recognition of expense due to the non-recoverability of assets or expenses and (Y) the accelerated portion of the amortization of any deferred charges or regulatory assets carried on the books of the Borrower) that may have been deducted or otherwise taken into account in arriving at assignable margins whether or not recorded as a non-recurring charge in the Borrower’s books of account; and

(b)subtracting: (i) the amount, if any, added in arriving at assignable margins on account of any income, gain, earnings or profits of any Subsidiary or Affiliate of the Borrower other than amounts added pursuant to clause (a)(iv) above; and (ii) the amount, if any, the Borrower actually contributes to the capital of, or actually pays under a guarantee or like agreement by the Borrower of an obligation of, any Subsidiary or Affiliate in such period, to the extent of any accumulated losses incurred by such Subsidiary or Affiliate (whether or not such losses were for such period or any earlier periods), but only to the extent (X) such losses have not otherwise caused other contributions or payments to be subtracted from assignable margins for purposes of computing Margins for Interest for a prior period and (Y) such amount has not otherwise been subtracted from assignable margins.

Margins for Interest shall be determined in accordance with Accounting Requirements; provided,  however, that such determination shall be made on the Borrower only and not on a consolidated basis.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change or a material adverse effect on (a) the ability of the Borrower to pay any amounts due, or to otherwise perform any of its obligations, under this Agreement or any of the other Loan Documents, or (b) the rights of or benefits available to any Lender or the Administrative Agent under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means, collectively, (a) any Indebtedness secured by the Indenture and (b) any Indebtedness (other than the Loans and Letters of Credit), and obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower, in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum amount (giving effect to netting arrangements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date falling five (5) years after the Effective Date (which is June 13, 2021); provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning assigned to such in Section 9.15.

“Member” means each holder of a membership or other equity interest in the Borrower.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 101% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor or assignee of the business of such company in the business of rating securities and loans.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA which (i) the Borrower or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, and (ii) covers any employee or former employee of the Borrower or any ERISA Affiliate.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower payable to the order of any Lender or the Swingline Lender, substantially in the form of Exhibit C.

“Notice of Requested Commitment Increase” has the meaning set forth in Section 2.20(a)(i).

“Obligations” has the meaning stated in the recitals of the Indenture and includes any Obligation authenticated and delivered thereunder after the date thereof.

“Obligation Register” means the register the Borrower keeps at one of the offices or agencies maintained by the Borrower as provided in the Indenture in which, subject to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Obligations and registration of transfers of Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Outstanding” when used with respect to Obligations means, as of the date of determination, all Obligations authenticated and delivered under the Indenture, except:

(a) Obligations, or any portion thereof, theretofore cancelled by the Trustee or delivered to the Trustee for cancellation or delivered to the Trustee marked cancelled, satisfied or otherwise evidenced to the Trustee's satisfaction as paid (and which amount may not be re-advanced);

(b) Obligations for whose payment or redemption money or Defeasance Securities in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Borrower) in trust, for the Holders of such Obligations, provided, that, if such Obligations are to be redeemed, or prepaid, irrevocable notice of such redemption or prepayment has been duly given or other provision therefor satisfactory to the Trustee has been made;

(c) Obligations which have been paid pursuant to Section 3.8 of the Indenture or in exchange for or in lieu of which other Obligations have been authenticated and delivered pursuant to the Indenture, other than any such Obligations in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Obligations are held by a bona fide purchaser in whose hands such Obligations are valid obligations of the Borrower; and

(d) Obligations which have not been sold, pledged or subjected to a security interest and have been surrendered to the Trustee, or which a portion thereof has not been advanced and with respect to such portion either (i) any  commitment to advance thereunder has terminated, or (ii) no commitment to advance exists;

provided,  however, that in determining whether the Holders of the requisite principal amount of Obligations Outstanding or the Obligations Outstanding of a series, as the case may be, have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Obligations owned by the Borrower or any other obligor upon the Obligations or any Affiliate of the Borrower or of such other obligor (unless the  Borrower, such obligor and such Affiliate or Affiliates own all Obligations Outstanding under the Indenture, or as to matters relating solely to a particular series all Obligations Outstanding of such series, as the case may be, determined without regard to this  proviso) shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Obligations which are registered in the name of the Borrower, an Affiliate of the Borrower, another obligor on such Obligations (other than a Credit Enhancer) or an Affiliate of such obligor of which the Trustee has been given written notice shall be so disregarded.  Obligations so owned which have been pledged in good faith may be regarded as Outstanding for such purposes if the pledge establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Obligations and that the pledgee is not the Borrower or any other obligor upon the Obligations or any Affiliate of the Borrower or of such other obligor.  For purposes of the definition of “Outstanding,” no Credit Enhancer shall be an obligor upon the Obligations.

“Outstanding Debt Obligations” means, as of the date of determination, (i) all Obligations then Outstanding other than Obligations then owned by the Borrower or any wholly-owned Subsidiary and held in its treasury and (ii) all Obligations if any, alleged to have been destroyed, lost or stolen which have been replaced or paid as provided in Section 3.8 of the Indenture but whose ownership and enforceability by the Holder thereof have been established  by a court of competent jurisdiction or other competent tribunal or otherwise established to the satisfaction of the Borrower and the Trustee.

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning specified in Section 9.04(e).

“Patriot Act” has the meaning assigned to such term in Section 3.18.

“Paying Agent” means the Borrower and any bank or trust company organized under the laws of the United States or any state of the United States and having a combined capital and surplus of not less than $100 million which is authorized by the Borrower to pay the principal of (and premium, if any) or interest on any Obligations on behalf of the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means:

(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two (2) years from the date of acquisition thereof;

(b)investments in commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least “A1” from S&P, “P1” from Moody’s, or “F1” by Fitch;

(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e)purchase or other acquisition of CFC Capital Term Certificates and of CoBank Equity Interests.

“Person” means any natural person, corporation, cooperative, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which (i) the Borrower or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, and (ii) covers any employee or former employee of the Borrower or any ERISA Affiliate.

“Platform” has the meaning set forth in Section 9.01(d).

“Prime Rate”  means the rate of interest per annum published from time to time as the “Prime Rate” by The Wall Street Journal (New York City edition), or, if The Wall Street Journal ceases publishing a “Prime Rate”, any successor publication selected by the Administrative Agent in its reasonable discretion; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  The “Prime Rate” published by The Wall Street Journal or any such successor publication is a reference rate and does not necessarily represent the lowest or best rate charged by financial institutions to their customers.  The Lenders may make commercial loans or other loans at rates of interest at, above or below the “Prime Rate” published by The Wall Street Journal or any such successor publication.

“Prudent Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period; or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices.  Prudent Utility Practice (i) is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be any and all acceptable practices, methods or acts generally accepted, and (ii) is intended, with respect to any particular practice, method or act, to relate to similar practices, methods or acts.

“Quarterly Date” means the last Business Day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“RCA” means the Regulatory Commission of Alaska.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Removal Effective Date” has the meaning set forth in Section 8.06(b).

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and the unused Commitments at such time.  The Credit Exposure and the Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning set forth in Section 8.06(a).

“Responsible Officer” means the (i) Chief Executive Officer or the (ii) Chief Financial Officer of the Borrower (or Persons holding equivalent positions at the Borrower).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of LIBO Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Revolving Loans” means the Loans made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (and a division and subsidiary of McGraw Hill Companies, Inc.), or any successor or assignee of the business of such division in the business of rating securities.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a Person resident in or determined to be resident in a country, in each case that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty's Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any agency or other Governmental Authority succeeding to the functions thereof.

“Secured Credit Rating” means, for any Person, the long-term, senior, secured, non-credit enhanced debt ratings assigned to such Person by Moody’s, S&P or Fitch, as applicable.

“Solvent” means, with respect to any Person on a particular date, that (i) the fair value of the total assets of such Person is greater than the total amount of the liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (iv) such Person is not engaged in business, and is not about to engage in business, for which such Person’s property would constitute unreasonably small capital for a generation and transmission cooperative with similar power supply obligations.

“Statutory Reserve Rate” means, for the Interest Period for any LIBO Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which any Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means any obligation of the Borrower to repay borrowed money, or to pay the deferred purchase price for property or services, with respect to which (i) any payment by or for the account of the Borrower would, in the event of a bankruptcy, reorganization or liquidation of the Borrower, be subordinated to payment of the principal of, and interest and premium (if any) on, all Obligations then Outstanding, and (ii) the creditor is required not to accept payment from the Borrower, or to pay to the Trustee any amounts received by the creditor from or for the account of the Borrower, during any period following the creditor’s receipt of notice of an “Event of Default” under the Indenture and prior to the curing of such “Event of Default”.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of the parent in the parent’s consolidated financial statements or would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with Accounting Requirements as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Supplemental Indenture” means any indenture supplemental to the Indenture and duly authorized in the manner provided therein.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  Unless and until the Swingline Lender sends the notice described in Section 2.18(c), the Swingline Exposure of the Swingline Lender shall be 100%.  The Swingline Exposure of any Lender that participates in a Swingline Loan at any time shall be its Applicable Percentage of the total aggregate outstanding amount of Swingline Loans at such time as to which the Swingline Lender has delivered the notice described in Section 2.18(c).

“Swingline Lender” means CFC, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.18.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing and repayment of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trustee” means U.S. Bank National Association, as Trustee under the Indenture, and any successor in such capacity.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unsecured Credit Rating” means, for any Person, the long-term, senior, unsecured, non-credit enhanced debt ratings or issuer credit rating assigned to such Person by Moody’s, S&P or Fitch, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(g)(iii).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03. Accounting Terms; Accounting Requirements.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Accounting Requirements, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Accounting Requirements or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Accounting Requirements or in the application thereof, then such provision shall be interpreted on the basis of Accounting Requirements as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  For purposes of calculating the covenants set forth in Section 6.07, the profits or losses of any Person shall be excluded if the accounts of such Person would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements, if such financial statements were prepared in accordance with GAAP, solely because of FIN 46.

Section 1.04. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., a “Revolving ABR Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Revolving ABR Borrowing”).
ARTICLE II THE CREDITS

Section 2.01. The Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower on a revolving credit basis from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings.

(a) Obligations of Lenders.  Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans.  Subject to Section 2.12, each Revolving Borrowing shall be constituted entirely of ABR Loans or of LIBO Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any LIBO Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings.  Each Revolving Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000; provided that a Revolving ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f).  Each Swingline Loan shall be in an amount not less than $10,000.  Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) LIBO Borrowings outstanding.

(d) Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a LIBO Borrowing) any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings.

(a) Notice by the Borrower.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, hand delivery, facsimile or by electronic communication (i) in the case of a LIBO Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Revolving ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower, substantially in the form of Exhibit E.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a LIBO Borrowing;
(iv) in the case of a LIBO Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which disbursement shall comply with the requirements of Section 2.05.

(c) Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect.  If no election as to the Type of a Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested LIBO Borrowing, then the requested Borrowing shall be made instead as an ABR Borrowing.

Section 2.04. Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, in addition to the Revolving Loans, the Borrower may request the Issuing Lender to issue, subject to the terms of this Section, and the Issuing Lender shall issue, at any time and from time to time during the Availability Period, Letters of Credit for its own account in such form as is acceptable to the Issuing Lender in its reasonable determination and in an aggregate amount (whether drawn upon or not) that will not result in (i) the aggregate LC Exposure of the applicable Issuing Lender exceeding such Issuing Lender’s Issuing Lender Sublimit (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section), (ii) the aggregate LC Exposure exceeding $50,000,000 (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) or (iii) the total Credit Exposures exceeding the total Commitments.  Letters of Credit issued hereunder shall constitute utilization of the Commitments in an amount equal to the LC Exposure relating to such Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent at least three (3) Business Days prior to the proposed date for such issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the applicable Issuing Lender (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed such Issuing Lender’s Issuing Lender Sublimit, (ii) the aggregate LC Exposure (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $50,000,000 and (ii) the total Credit Exposures shall not exceed the total Commitments.

(d) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twenty-four (24) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date), unless the Issuing Lender has, at its sole discretion, approved a later expiration date, and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(e) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time (or not later than 3:00 p.m., New York City time, if the Borrower shall have requested a Swingline Loan in accordance with Section 2.18 by 11:00 a.m. on the date such LC Disbursement is due in order to finance the reimbursement of an LC Disbursement), on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, if such LC Disbursement is not less than $10,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving ABR Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(g) Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:

(i) the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; and

(ii) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

This Section 2.04(g) shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures.  The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Lender.  An Issuing Lender may be replaced at any time by written agreement between the Borrower, the Administrative Agent and the successor Issuing Lender and following notice to the Administrative Agent.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.10(b).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, any other Issuing Lender or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization.  If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.09(b), then the Borrower shall immediately deposit into a collateral account that is either (A) established and maintained on the books and records of the Administrative Agent or (B) designated by the Administrative Agent, which account may be a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code as in effect from time to time in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders (such account a “Cash Collateral Account”), Cash Collateral in an amount equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.09(b), the amount required under Section 2.09(b);  provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (i) or (j) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such Cash Collateral Account and in any financial assets (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) or other property held therein.  If at any time the Administrative Agent determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required by this Section 2.04(k), the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

The Administrative Agent shall invest the funds from time to time held by it in the Cash Collateral Account described in the paragraph above in such overnight U.S. treasury or similar short-term instruments as are selected by the Borrower and approved by the Administrative Agent, and shall maintain records adequate to determine the interest from time to time earned on such funds.  The Administrative Agent shall have no responsibility for any loss on any investments made by it with respect to the funds in such Cash Collateral Account.  Interest and profits on investments will be credited to and retained in the Cash Collateral Account.

Section 2.05. Funding of Borrowings.

(a) Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.18.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, on the date of receipt, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that Revolving ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the Issuing Lender.

(b) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Prime Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Notwithstanding the foregoing, the Administrative Agent has no obligation to make any Loan funds available to the Borrower unless the Administrative Agent has received such funds from the Lenders in accordance with the terms hereof.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06. Interest Elections.

(a) Elections by the Borrower for Revolving Borrowings.  The Loans constituting each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a LIBO Borrowing, may elect the Interest Period therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, hand delivery, facsimile or by electronic communication by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower, substantially in the form of Exhibit F.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Borrowing; and

(iv) if the resulting Borrowing is a LIBO Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a LIBO Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a LIBO Borrowing with an Interest Period of one month; provided, however, if the Maturity Date shall occur within one month after the end of any such Interest Period, such Borrowing shall be converted to a Revolving ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a LIBO Borrowing and (ii) unless repaid, each LIBO Borrowing shall be converted to a Revolving ABR Borrowing at the end of the Interest Period therefor.

Section 2.07. Termination and Reduction of the Commitments.
(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments pursuant to this Section shall be in an amount that is $10,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the total Credit Exposures would exceed the total Commitments of all Lenders in effect after giving effect to such termination or reduction.

(c) Notice of Voluntary Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least five (5) calendar days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08. Repayment of Loans; Evidence of Debt.
(a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:
(i) to the Administrative Agent for the account of the Lenders the outstanding principal amount of the Revolving Loans on the Maturity Date, and

(ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is the fifth (5th) Business Day after the date such Swingline Loan is made.

Unless otherwise specified herein or in any other Loan Document, all principal, interest and other amounts outstanding under any Loan Document shall be due and payable on the Maturity Date.

(b) Manner of Payment.  Prior to any repayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by facsimile or electronic communication) or electronic communication of such selection (i) in the case of repayment of a LIBO Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of such repayment, (ii) in the case of repayment of a Revolving ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of such repayment or (iii) in the case of repayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of such repayment. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each payment of a Revolving Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each

Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes.  Any Lender may request that Revolving Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns), substantially in the form of Exhibit C.  Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).  The Swingline Lender may similarly request that Swingline Loans made by it be evidenced by a promissory note that shall be in the form of Exhibit C, but conformed to evidence Swingline Loans rather than Revolving Loans, in which case the preceding sentence shall, mutatis mutandis, be applicable to Swingline Loans.

Section 2.09. Prepayment of Loans.

(a) Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Agreement, including, without limitation, payment of any breakage costs pursuant to Section 2.14.

(b) Mandatory Prepayments. The Borrower will prepay the Loans (and, in the case of clause (i) below, the Commitments shall be subject to automatic termination), as follows:

(i) Change in Control.  Upon the occurrence of a Change in Control of the Borrower, the Borrower shall prepay the entire principal of and interest on the Loans (and either (A) procure the termination of any outstanding Letters of Credit or (B) provide cover for the entire amount of LC Exposure as specified in Section 2.04(k) until such time as such outstanding Letters of Credit are terminated), and the entire amount of the Commitments shall be automatically terminated.

(ii) Excess Exposure.  If at any time the total Credit Exposure exceeds the aggregate Commitments, the Borrower shall prepay the Revolving Loans or Swingline Loans in an amount equal to the excess of the total Credit Exposure over the total aggregate Commitments.  If after prepayment in full of the outstanding Revolving Loans and Swingline Loans the total Credit Exposure still exceeds the total aggregate Commitments, the Borrower shall provide Cash Collateral for LC Exposure as specified in Section 2.04(k) in an amount equal to the excess of the total Credit Exposure over the aggregate Commitments.

(c) Notices, Etc.  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or electronic communication) or electronic communication of any prepayment hereunder (i) in the case of prepayment of a LIBO Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of such prepayment, (ii) in the case of prepayment of a Revolving ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of such prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.  If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be prepaid, such prepayment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be prepaid first).  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in such Borrowing.

Section 2.10. Fees.

(a) Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender, a Facility Fee, which shall accrue at a rate equal to the applicable Facility Fee Percentage in effect on the daily amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the earlier of the date such Commitment terminates and the Maturity Date.  Accrued Facility Fees shall be payable in arrears on each Quarterly Date and on the earlier of the date the Commitments terminate and the Maturity Date, commencing on the first such date to occur after the date hereof.  The Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at a rate equal to the applicable LIBO Applicable Margin in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.100% (or 10.0 bps) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure and (iii) the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on each Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Upfront Fee. The Borrower agrees to pay to the Lenders a certain non-refundable, one-time fee, on the Effective Date, as separately agreed upon by the Borrower and the Lead Arranger.

(d) Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) Lead Arranger Fees.  The Borrower agrees to pay to the Lead Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Lead Arranger.

(f) Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of Facility Fees and participation fees described in Section 2.10(b), to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

Section 2.11. Interest.

(a) ABR Loans and Swingline Loans.  The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the ABR Applicable Margin.  Swingline Loans shall bear interest at a rate per annum equal to the CFC Line of Credit Rate.

(b) LIBO Loans.  The Loans constituting each LIBO Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the LIBO Applicable Margin.

(c) Default Interest.  Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such unpaid principal of and, to the extent permitted by law, such due and unpaid interest on the Loans and any other amounts unpaid under any other Loan Document shall bear interest, after as well as before judgment, and (ii) upon the occurrence and during the continuance of any other Event of Default, all principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, in each case, at a rate per annum equal to 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest.  The Borrower hereby unconditionally promises to pay accrued interest on each Loan, which such interest shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments and on the Maturity Date, as applicable; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving ABR Loan prior to the termination of the Commitments or the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation.  All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any LIBO Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or the continuation of any Revolving Borrowing as, a LIBO Borrowing shall be ineffective and such Revolving Borrowing (unless prepaid) shall be continued as, or converted to, a Revolving ABR Borrowing and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Revolving ABR Borrowing.

Section 2.13. Increased Costs; Illegality.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth in commercially reasonable detail the amount or amounts necessary to 42 compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality.  Notwithstanding any other provision of this Agreement, if a Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder to make LIBO Loans or to continue to fund or maintain LIBO Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each LIBO Loan will automatically, upon such demand, convert into an ABR Loan and (ii) the obligation of the Lenders to make, or to convert Loans into, LIBO Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

Section 2.14. Break Funding Payments.  In the event of (a) the payment of any principal of any LIBO Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any LIBO Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any LIBO Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any LIBO Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a LIBO Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender (or an Affiliate of such Lender) would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth in commercially reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.15. Taxes.
(a) Defined Terms. For purposes of this Section, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(e).

(f) Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(g)(ii)(A),  (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of 45 interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)

and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival.  Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.13,  2.14,  2.15 or 9.03 or under Article VIII, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent in such manner and place as shall from time to time be specified by the Administrative Agent, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Section 2.13,  2.14,  2.15 or 9.03 or Article VIII, which shall be made directly to the Persons entitled thereto pursuant to instructions provided to the Borrower by such Person.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b) Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay all fees, expense reimbursements, indemnities and all other sums due and payable to the Administrative Agent in its capacity as Administrative Agent and not as a Lender hereunder, (ii) second, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) each Revolving Borrowing shall be made from the Lenders, each payment of Facility Fees under Section 2.10 shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.07 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; and (iv) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(A)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Prime Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e),  Section 2.05(a),  Section 2.16(e),  Section 2.18(c), or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18. Swingline Loans.

(a) Agreement to Make Swingline Loans.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by the Borrower.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile or electronic communication) or electronic communication, not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or such other account specified by the Borrower to the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Lenders in Swingline Loans.  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.19. Defaulting Lenders.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.19(d);  fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19(d);  sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender

against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.19(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Facility Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive letter of credit fees payable under Section 2.10(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(d).

(C)With respect to any Facility Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or

Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.19(d).

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any

Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.20. Increase of Commitments; Additional Lenders.

(a)Increase of the Commitment.

(i) So long as no Default or Event of Default has occurred and is continuing, the Borrower may request the right to increase the Commitment (any such increase, a “Commitment Increase”), in an aggregate amount of up to $100,000,000 for all such Commitment Increases (the “Commitment Increase Cap”), during the term of this Agreement by delivering a Notice of Requested Commitment Increase to the Administrative Agent substantially in the form of  Exhibit G (a “Notice of Requested Commitment Increase”), together with evidence satisfactory to the Administrative Agent of the Borrower’s corporate authority for such Commitment Increase.  Each Notice of Requested Commitment Increase shall specify: (1) the amount of the proposed Commitment Increase and (2) the requested date of the proposed Commitment Increase (which shall be at least thirty (30) days from the date of delivery of the Notice of Requested Commitment Increase).  Each Notice of Requested Commitment Increase shall be binding on the Borrower.  If the Administrative Agent approves a proposed Commitment Increase, the Administrative Agent shall deliver a copy of the Notice of Requested Commitment Increase relating thereto to each Lender.  Each Lender shall have the right for a period of fifteen (15) days following receipt of such Notice of Requested Commitment Increase, to elect by written notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount equal to its Applicable Percentage of the amount of the Commitment Increase.  No Lender (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Commitment may be made in its sole discretion independently from any other Lender.

(ii) If any Lender shall not elect to increase its Commitment pursuant to clause (i) above, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided,  however, that any new bank or financial institution must be acceptable to the Administrative Agent and the Issuing Lender, which acceptance will not be unreasonably withheld or delayed.  The sum of the increases in the Commitment of the existing Lenders plus the Commitment of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Commitment Increase.

(iii) Notwithstanding the foregoing, (A) the proposed Commitment Increase shall have been consented to in writing by the Administrative Agent, each Lender (if any) who is increasing its Commitment and each Additional Lender; (B) the pricing and other terms applicable to the Commitment Increase shall be the same as those applicable to the existing Commitments; and (C) the proposed Commitment Increase, together with any prior Commitment Increase, shall not exceed the Commitment Increase Cap.  No Commitment Increase shall be effective until the Administrative Agent shall have received (i) the resolutions of the Borrower authorizing such Commitment Increase and all Governmental Approvals (if any) required in connection with such Commitment Increase, certified as being in effect as of the effective date of such additional Commitments, (ii) amendments to this Agreement and the other Loan Documents, commitments of Lenders or Additional Lenders in an aggregate amount equal to such Commitment Increase and agreements for each Lender or Additional Lender committing to such Commitment Increase (each a “Lender Agreement”), (iii) a certificate of the chief financial officer of the Borrower certifying that no Default or Event of Default then exists or would be caused thereby, that the conditions set forth in clauses (B) and (C) of this Section 2.20(a)(iii) and all conditions precedent to a Credit Extension under Section 4.02 have been satisfied on and as of such effective date, (iv) any upfront fees to be paid to the Lenders committing to such Commitment Increase, and (v) such opinion letters, Notes and such other agreements, documents and instruments requested by and reasonably satisfactory to the Administrative Agent in its reasonable discretion evidencing and setting forth the conditions of such Commitment Increase.

(b)Notwithstanding anything to the contrary contained herein, each Commitment Increase meeting the conditions set forth in Section 2.20(a) shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their Commitment in connection with such Commitment Increase, shall not constitute an amendment, modification or waiver that is subject to Section 9.02 and shall be effective as of the later of (a) the date specified in the applicable Notice of Requested Commitment Increase and (b) the date upon which the foregoing conditions shall have been satisfied.

(c)After giving effect to any Commitment Increase, the outstanding Loans, Swingline Exposure and LC Exposure may not be held pro rata in accordance with the new Commitment.  In order to remedy the foregoing, on the effective date of each Commitment Increase, the Lenders (including any Additional Lenders) shall reallocate the Loans, Swingline Exposure and LC Exposure owed to them among themselves so that, after giving effect thereto, the Loans will be held by the Lenders (including any Additional Lenders) on a pro rata basis in accordance with their respective Applicable Percentages (after giving effect to such Commitment Increase).  Each Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by the Administrative Agent in connection with the foregoing, and to execute any documents reasonably requested by the Administrative Agent to effectuate such changes.  Notwithstanding the provisions of Sections 9.04(a) and (b), the reallocations so made by each Lender whose Applicable Percentage has increased shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Applicable Percentage have decreased and shall not be considered an assignment for purposes of Sections 9.04(a) and (b).

ARTICLE III REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders, the Issuing Lender, the Swingline Lender and the Administrative Agent that:

Section 3.01. Organization; Powers.  The Borrower is duly organized, validly existing and in good standing under the laws of the State of Alaska, has all requisite power and authority under applicable law and organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability; Ranking.

(a) The Transactions are within the Borrower’s powers (corporate and other) and have been duly authorized by all necessary corporate and, if required, by all necessary Member action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Loans and all other obligations of the Borrower under the Loan Documents rank pari passu with all other unsecured and unsubordinated Indebtedness of the Borrower.

Section 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, the RCA or any Governmental Authority or third party, (b) will not violate or, in any material respect, conflict with any law, rule, regulation (including, without limitation, Regulation T, U or X of the Board), writ, judgment, injunction, decree or award, will not violate or conflict with the Borrower’s Certificate of Incorporation or By-laws or any other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate, conflict with or result in a default under the Indenture, any of the Fuel Supply Agreements, or any other material indenture, contract, lease, loan agreement, deed of trust, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

Section 3.04. Financial Condition.  The Borrower has heretofore furnished to the Lenders its (i) consolidated balance sheet and statements of income, Members’ equity and cash flows as of and for the fiscal years ended December 31, 2013, 2014 and 2015, respectively, reported on by KPMG LLP, independent public accountants, and (ii) consolidated balance sheet and statements of income and Members’ equity as of and for the fiscal quarter ended March 31, 2016, certified by the Chief Executive Officer and Chief Financial Officer of the Borrower.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph.

Section 3.05. Properties; Insurance.

(a) Property Generally.  The Borrower has good title to, or valid leasehold interests in, all its real and personal property, including all rights, licenses, permits, privileges and franchises, subject only to Liens permitted by Section 6.02.

(b) Intellectual Property.  The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Insurance.  The Borrower maintains, or is covered by, insurance with responsible and reputable insurance companies, in such amounts and covering such risks as is usually and customarily carried by companies engaged in the same or similar businesses and owning or operating similar properties in the same general areas or similar locations in which the Borrower operates.  In any event, Borrower maintains insurance in accordance with the requirements of the Indenture.

Section 3.06. Litigation, Actions, Suits and Proceedings.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower that (i) involve any of the Loan Documents or the Transactions, or (ii), if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.07. Environmental Matters.  The Borrower  has not (i) failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) become subject to any Environmental Liability or (iii) received notice of any Environmental Claim, which in any of the foregoing instances described in the preceding clauses (i) through (iii) could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.08. Compliance with Laws and Agreements.  The Borrower is in compliance with the Fuel Supply Agreements and the Indenture and is in compliance, with all laws, rules, regulations, writs, judgments, decrees, awards and orders of any Governmental Authority applicable to it or its property and with the Indenture (and there has been no default or event of default thereunder), where the failure to comply could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.09. Investment and Holding Company Status; Etc.  The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “natural gas company” as defined in, or subject to regulation under, the Natural Gas Act of 1938, as amended, (c) a “public utility” under and as defined in the Federal Power Act of 1935, as amended or (d) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” as such terms are defined in (and under) the Public Utility Holding Company Act of 2005, as amended, or otherwise subject to regulation under the Public Utility Holding Company Act of 2005, as amended.  No approval of the RCA or any other

Governmental Authority is required for the use of any Credit Extension (including the first Credit Extension).

Section 3.10. Taxes.  The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed, and each of such Tax returns and reports has been accurate and complete in all material respects.  The Borrower has timely paid or caused to be paid all Taxes (including any interest penalties or other additions to such Taxes) required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur.

Section 3.12. Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided, that for so long as the Borrower is an SEC reporting company, all agreements, instruments and corporate or other restrictions included in exhibits to annual reports, quarterly reports and other reports timely filed or required to be filed by the Borrower with the SEC shall constitute disclosure to the Lenders for purposes of the first clause of this sentence.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders (including, without limitation, the CIM) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.13. Margin Stock.  The Borrower is not engaged, directly or indirectly, in the business of extending credit to others or arranging for the extension or maintenance by others of credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to purchase or carry any Margin Stock.

Section 3.14. Indebtedness and Liens.

(a) Indebtedness.  Schedule 3.14(a) is a complete and correct list of each agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement (other than, for so long as the Borrower is an SEC reporting company, those that have been filed as exhibits to annual reports, quarterly reports and other reports filed by the Borrower with the SEC) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other  arrangement is correctly described in Schedule 3.14(a) or such exhibits and reports (the “Existing Indebtedness”).  The Borrower is in compliance with all covenants and agreements set forth in each of such agreements, leases, deeds of trust, mortgage, credit agreements, loan agreements, indentures, purchase agreements, Guarantees, letters of credit or other arrangements.

(b) Liens.  Schedule 3.14(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any property of the Borrower, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 3.14(b) (the “Existing Liens”).

Section 3.15. Subsidiaries.  The Borrower has no Subsidiaries.  Attached, as Schedule 3.15, is a list of Persons or jointly-owned assets in which the Borrower has an ownership interest and the percentage of such ownership interest.

Section 3.16. Indenture Compliance. No Event of Default (as defined in the Indenture) has occurred and is continuing.

Section 3.17. Labor Disputes; Natural Disasters.  Neither the business nor the properties of the Borrower are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, terrorism, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably expected to have a Material Adverse Effect.

Section 3.18. Patriot Act Compliance.  To the extent applicable, the Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans made hereunder will be used by the Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.19. OFAC Compliance.    The Borrower is not in violation of any of the country- or list-based economic and trade Sanctions administered and enforced by OFAC or any Anti-Terrorism Laws.  The Borrower (a) is not a Sanctioned Person or a Sanctioned Entity, (b) does not have any of its assets located in Sanctioned Entities, and (c) does not derive any of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Loan will be used by the Borrower to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE IV CONDITIONS

Section 4.01. Effective Date.   This Agreement, despite its date, shall not become effective, and the Lenders shall have no obligation to make Loans and the Issuing Lender shall have no obligation to issue Letters of Credit hereunder, until the date on which the last of the following conditions precedent have been satisfied (or such conditions shall have been waived in accordance with Section 9.02).

(a) Closing Deliverables.  The Administrative Agent shall have received the following, each dated as of the date hereof (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (and to the extent specified below, each Lender):

(i) Executed Counterparts.  From each party hereto, either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic communication of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii) Notes. Originally executed copies of such Notes as any Lender shall have requested.

(iii) Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(iv) Officer’s Certificate.  A certificate of the Borrower, signed by two of its Responsible Officers, certifying to the best of their knowledge after due inquiry (A) the truth of the representations and warranties contained in the Loan Documents as of the date hereof and (B) the absence of any event occurring and continuing, or resulting from the execution of this Agreement or the other Loan Documents or the initial Borrowing (deeming an initial Borrowing of at least $1.00 to occur on the date hereof), that constitutes a Default.

(v) Solvency Certificate.  A certificate, in form and substance satisfactory to the Administrative Agent and its counsel, attesting that the Borrower is Solvent and will be Solvent before and after giving effect to the closing of the Transactions, from the Borrower’s Chief Executive Officer and Chief Financial Officer.

(vi) Insurance. Evidence of insurance satisfying the requirements of Section 5.05.

(vii) Opinions of Counsel to the Borrower.  Favorable written opinions (addressed to the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and dated the Effective Date) of (A) Orrick, Herrington & Sutcliffe LLP, special counsel for the Borrower, substantially in the form of Exhibit B-1, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent) and (B) in house counsel for the Borrower, substantially in the form of Exhibit B-2, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.

(viii) Indenture. A copy of the Indenture and each amendment, supplement or modification thereto as in effect on the date hereof, certified to be true and correct by a Responsible Officer.

(ix) Termination of Existing Credit Facility.  Evidence of the concurrent payment in full and termination of the Existing Credit Facility, which may occur simultaneously with the execution and delivery of this Agreement.

(x) Other Documents and Financial Information.  Other documents or financial information (of the Borrower and/or its Subsidiaries) as the Administrative Agent, any Lender or special counsel to the Administrative Agent may reasonably request, which shall be satisfactory in form and substance to the Administrative Agent.

(b) No Material Adverse Effect.  Since December 31, 2015 and through the date on which the last of the conditions precedent set forth in this Section 4.01 is satisfied, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, there shall have been no material adverse change in, or a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower to pay any amounts due, or otherwise perform its obligations, under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to any Lender or the Administrative Agent under this Agreement or any of the other Loan Documents.

(c) Litigation.  Except as disclosed to the Lenders in writing prior to the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or enforceability of this Agreement or any of the other Loan Documents or the Transactions.

(d) Compliance with Material Contracts. The Borrower shall be in compliance in all material respects with the Indenture and all other existing material contractual obligations.

(e) Authorizations.  All Authorizations, if any, shall have been obtained and been provided to the Administrative Agent (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect as of the Effective Date; all applicable waiting periods, if any, in connection with the Transactions shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Transactions.

(f) No Default. No Default has occurred or is continuing.

(g) Anti-Terrorism Compliance.  At least two (2) Business Days before the Effective Date each Lender shall have received all documents and other information requested by it that is required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.  Each Lender shall reasonably request all such documents at least four (4) Business Days prior to the Effective Date as needed to comply with applicable “know your customer” and anti-money laundering rules and regulations.

(h) Borrower’s Investment Policy.  The Administrative Agent shall have received a copy of the Borrower’s investment policies, as approved by the board of directors of the Borrower and as in effect on the date hereof, which shall be satisfactory to the Administrative Agent.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender, the Lead Arranger and the Administrative Agent in connection herewith, including the reasonable fees and expenses of Norton Rose Fulbright US LLP, special counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

The Administrative Agent shall, immediately after all of the conditions under this Section have been met, notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to 3:00 p.m., New York City time, on June 13, 2016 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02. Each Credit Extension.  The obligation of each Lender to make any Loan, of the Swingline Lender to make any Swingline Loan and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit (each of the foregoing, a “Credit Extension”), is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement (except those set forth in Section 3.06,  Section 3.07,  Section 3.12,  Section 3.14 and Section 4.01(b)) and in the other Loan Documents shall be true and correct on and as of the date of the applicable Credit Extension, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Credit Extension, in which case such representations and warranties shall be true and correct as of such specific date; and
(b) at the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing.

Each Credit Extension hereunder shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (who will furnish a copy thereof to each Lender):

(a) (i) if the Borrower files periodic reports with the SEC, within one hundred five (105) days, or (ii) if the Borrower does not file periodic reports with the SEC, within one hundred twenty (120) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending on December 31, 2016, the audited balance sheet and related statements of operations, owners’ equity and cash flows of the Borrower as of the end of and such year, setting forth, in each case, in comparative form the figures for the previous fiscal year and, if applicable, the previous fiscal quarter, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(b) (i) if the Borrower files periodic reports with the SEC, within fifty (50) days, or (ii) if the Borrower does not file periodic reports with the SEC, within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the balance sheet and related statements of operations, owners’ equity and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by the Chief Executive Officer and the Chief Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of the Chief Executive Officer and the Chief Financial Officer, 65

substantially in the form of Exhibit D, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 and (iii) to the extent not otherwise stated in such financial statements or in financial statements previously delivered to the Administrative Agent, stating whether any change in GAAP or in the application thereof has occurred since the date of the first financial statements referred to in Section 5.01(a) and (b) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) of this Section, a statement of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) concurrently with the delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer setting forth a complete and correct list of the following items to the extent not set forth in reports filed by the Borrower with the SEC: (i) each agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower outstanding on the date of any such financial statements the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other  arrangement and (ii) each Lien securing Indebtedness of any Person outstanding on the date of any such financial statement the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any property of the Borrower, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien;

(f) except for tax returns, promptly after the same become publicly available, copies of all material periodic and other reports and other material documents or materials related to matters that could reasonably be expected to result in a Material Adverse Effect and filed by the Borrower with the SEC, FERC, the RCA or any other Governmental Authorities or distributed by the Borrower to its owners generally, as the case may be, and promptly following any request therefor by any Lender (through the Administrative Agent), copies of all periodic and other reports and other materials filed by the Borrower with any applicable Governmental Authority;

(g) (i) concurrently with the delivery thereof to any holder of obligations under the Indenture, or to any trustee, agent or representative therefor, copies of all notices and reports delivered by Borrower pursuant to the terms of documentation governing the obligations under the Indenture, (ii) promptly upon receipt thereof, copies of any notices relating to the Indenture received from any holder of obligations under the Indenture, or any trustee, agent or representative therefor; and (iii) promptly upon the execution thereof, copies of any supplements, amendments or other modifications or agreements with respect to the Indenture; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

All information required to be delivered by the Borrower pursuant to clauses (a),  (b) and (f)  of this Section shall be deemed to have been furnished if the Borrower shall have timely made the same available on the its website at www.chugachelectric.com and, substantially concurrently therewith (except in the case of the delivery of forms 10-K and 10-Q and any financial statements or other information contained therein, as to which no separate notification shall be necessary if such information has been posted on the Borrower’s website within the deadlines specified in clauses (a) and (b) of this Section), shall have notified the Administrative Agent that such information has been posted on its website and such information is fully accessible, provided, that if the Administrative Agent is unable to access the Borrower’s website, the Borrower agrees to provide the Administrative Agent with paper or electronic copies of such information required to be furnished pursuant to clauses (a),  (b) and (f) of this Section promptly following notice (and thereafter so long as such notice remains in effect) from the Administrative Agent.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) (i) the occurrence of any Default, (ii) the occurrence or existence of any event or circumstance that foreseeably will become a Default, and (iii) the occurrence or existence of any event or circumstance that would cause the condition to Borrowing set forth in subsection 4.02(a) not to be satisfied if a Borrowing were requested on or after the date of such event or circumstance;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, (i) if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $5,000,000;

(d) the existence or assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower and any alleged violation of or liability under any Environmental Laws that, if adversely determined, could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(e) the commencement of any proceeding against the Borrower by or before any Governmental Authority seeking the cancellation, termination (including by means of non-renewal), limitation, adverse modification or adverse conditioning of any Authorization; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business.  The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, (b) the Authorizations, and (c) all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04. Payment of Obligations (Including Taxes).  The Borrower will pay its Material Indebtedness, any federal income Tax and all other material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance.

(a) The Borrower will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and not disadvantageous in any respect to the Lenders.

(b) The Borrower will at all times keep all its property of an insurable nature and of the character usually insured by companies operating the same or similar properties, insured in amounts usually and customarily carried, and against loss or damage from such causes as are customarily insured against, by similar companies, but in any event, Borrower will maintain insurance in accordance with the requirements of the Indenture.  All such insurance shall be effected with financially sound and reputable insurance carriers.

Section 5.06. Books and Records; Inspection Rights.  The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07. Compliance with Laws and Agreements.  The Borrower will comply with all laws, rules, regulations, writs, judgments, decrees, awards and orders, including Environmental Laws and ERISA, of any Governmental Authority applicable to it or its property, including the payment of any fees required by any Governmental Authority, with all reporting and accounting requirements and with the Indenture and all Fuel Supply Agreements (for the avoidance of doubt, nothing in this Section 5.07 or elsewhere in this Agreement shall prohibit the Borrower from entering into any supplements or amendments to the Indenture), where the failure to comply could reasonably be expected to have a Material Adverse Effect.

Section 5.08. Use of Proceeds and Letters of Credit.  Extensions of credit hereunder (whether Loans or Letters of Credit) will be used only for (a) general corporate purposes (including the repayment and refinancing of the Existing Credit Facility), (b) the issuance of standby Letters of Credit pursuant to the terms of this Agreement and (c) to support the issuance by the Borrower of commercial paper only in the event of a disruption in the commercial paper market that prohibits the Borrower from rolling over or renewing its relevant outstanding commercial paper but not as a result of changes in prices or pricing of commercial paper generally or of the Borrower in particular; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

Section 5.09. Identification of Parties.  The Borrower will comply with all requests by or on behalf of the Lenders, or any of them, for information concerning the identification of the Borrower, including, without limitation, its corporate organization, place or places of business, operations and registration or qualification to do business in any place, senior management, and principal ownership, for purposes of complying with the Bank Secrecy Act, P.L. 97 258 (September 13, 1982), as amended, and all regulations adopted thereunder and the Patriot Act, and for information concerning the use or destination of the proceeds of the Loans, for purposes of complying with the Trading With the Enemy Act of 1917, ch. 106, 40 Stat. 411 (October 6, 1917), as amended, and all regulations adopted and executive orders issued thereunder.

Section 5.10. Ranking.  The Borrower will cause the Loans and all other obligations of the Borrower under the Loan Documents at all times to rank pari passu with all other unsecured and unsubordinated Indebtedness of the Borrower.

Section 5.11. Further Assurances.  The Borrower will execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the Transactions, all at the expense of the Borrower.

Section 5.12. CoBank Equity and Security.

(a) So long as CoBank is a Lender hereunder, Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank may not exceed the maximum amount permitted by the Bylaws and Capital Plan at the time this Agreement is entered into.  Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the "CoBank Equity Interests") as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b) Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the CoBank Equity Interests and any patronage refunds or other distributions made on account thereof or on account of Borrower’s patronage with CoBank, (y) Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equity Interests and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

(c) Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equity Interests that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  The CoBank Equity Interests shall not constitute security for the Obligations due to any other Lender.  To the extent that any of the Loan Documents create a Lien on the CoBank Equity Interests or on patronage accrued by CoBank for the account of Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equity Interests nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, CoBank may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement.  Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of Borrower.  CoBank shall have no obligation to retire the CoBank Equity Interests upon any Event of Default, Default or any other default by Borrower, or at any other time, either for application to the Obligations or otherwise.

Section 5.13. Letter of Credit Diligence.  In connection with the issuance, amendment, renewal or extension of any Letter of Credit, the Borrower will furnish to the Administrative Agent, within two (2) Business Days after the Administrative Agent’s or any Lender’s request therefor, such additional documents as the Administrative Agent or any Lender may reasonably request.

ARTICLE VI NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:
(a) Indebtedness of the Borrower created hereunder;
(b) any Indebtedness of the Borrower issued and incurred under the Indenture;

(c) unsecured Indebtedness incurred pursuant to the Borrower's commercial paper program for which this Agreement acts as a liquidity facility, in an aggregate amount not to exceed $150,000,000 at any time outstanding provided, that the Borrower shall not create, incur, or assume any such Indebtedness or issue any commercial paper after the occurrence and during the continuance of any Event of Default;

(d) unsecured Indebtedness of the Borrower incurred to finance the required purchase by the Borrower of CFC Capital Term Certificates;

(e) Indebtedness arising as a result of treating any lease (or similar arrangement conveying the right to use) as a Capital Lease Obligation where such lease (or similar arrangement) would not have been required to be so treated prior to the issuance of ASC Update 2016-02, “Leases (Topic 842): Section A – Leases: Amendments to the FASB Accounting Standards Codification; Section B – Conforming Amendments Related to Leases: Amendments to the FASB Accounting Standards Codification; Section C – Background Information and Basis for Conclusions, as modified or in effect from time to time, or similar accounting standards;

(f) other unsecured Indebtedness (other than the Indebtedness referred to in clauses (a),  (b),  (c),  (d) or (e) of this Section 6.01) in an aggregate amount not to exceed $250,000,000 at any time outstanding; provided, that in the event the Borrower enters into any additional commercial paper programs supported by any additional unsecured liquidity credit facilities (and not this Agreement), then in calculating unsecured Indebtedness permitted by this clause (f) of this Section 6.01, the Borrower may only count the aggregate amount outstanding under either such additional commercial paper programs or such additional unsecured liquidity credit facilities, but not both; or

(g) existing unsecured Indebtedness outstanding on the date of this Agreement and listed in Schedule 3.14(a) as of the date of this Agreement, including any extension, renewal or refinancing thereof; provided that such extended, renewed or refinanced Indebtedness is in a principal amount no greater than the Indebtedness being extended, renewed or repaid (excluding fees, including any consent fees, payable in connection with the issuance of any extension, renewal or repaid Indebtedness), and has a final maturity that is at least equal to or longer than and an average life that is at least equal to or greater than the Indebtedness being extended, renewed or repaid.

Section 6.02. Liens.  The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it without equally and ratably securing all of the obligations of the Borrower to the Administrative Agent, the Swingline Lender, the Issuing Lender and the Lenders under the Loan Documents (including the Loans), except Liens (i) arising under or not prohibited by the Indenture; (ii) securing amounts not to exceed in the aggregate $5,000,000 at any one time outstanding; or (iii) relating to Indebtedness referenced in Section 6.01(e).

Section 6.03. Fundamental Changes.

(a) The Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or dispose of all or substantially all of its assets; provided that, so long as no Default or Event of Default shall exist or be caused thereby, a Person, the consolidated assets of which do not exceed 50% of the consolidated assets of the Borrower, may be merged or consolidated into the Borrower so long as the Borrower shall be the continuing or surviving entity.  The Borrower shall not dispose of any asset necessary for the conduct of its business if such disposition would conflict with Prudent Utility Practice.

(b) The Borrower shall not, and shall not cause to, establish, create or maintain any Subsidiary of the Borrower.

Section 6.04. Lines of Business.  The Borrower will not engage to any material extent in any business other than the business of providing electric power and energy to its Members as described in the CIM.

Section 6.05. Investments. The Borrower will not make or permit to remain outstanding any Investments except:
(a) Investments outstanding on the date hereof and set forth on Schedule 6.05(a);
(b) operating deposit accounts with banks;
(c) Permitted Investments (including the purchase or other acquisition by the Borrower of CFC Capital Term Certificates and of CoBank Equity Interests);
(d) Hedging Agreements entered into in the ordinary course of the Borrower’s business and not for speculative purposes;
(e) Investments consisting of security deposits or payment or performance bonds made in the ordinary course of business;
(f) Investments approved by the Borrower’s board of directors; and

(g) additional Investments up to but not exceeding $10,000,000 in the aggregate.

Section 6.06. Transactions with Affiliates.  The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business at prices and on terms and conditions that are, in the aggregate, not less favorable to the Borrower than would reasonably be obtained on an arm’s-length basis from unrelated third parties.

Section 6.07. Certain Financial Covenants.

(a) Margins for Interest.  The Borrower shall maintain a minimum Margins for Interest of at least 1.10 times Interest Charges for each fiscal year, calculated using the Margins for Interest of the fiscal year then most recently ended (commencing with the Borrower's fiscal year ended December 31, 2015).

(b) Margins and Equities.  The Borrower shall maintain a minimum Consolidated Margins and Equities of $145,000,000, excluding any unrealized gain or loss on any Hedging Agreement, tested at the end of each fiscal quarter and at fiscal year-end of the Borrower.

Section 6.08. Certain Documents; Accounting Changes.

(a) Corporate Documents.  The Borrower will not consent to any modification, supplement or waiver of any of the provisions of its charter, bylaws or any other constituent document of the Borrower that would have an adverse effect on the rights of the Administrative Agent or the Lenders under the Loan Documents without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

(b) Accounting Changes.  The Borrower shall not make or permit any change in (i) accounting policies or reporting practices, except as required by applicable law or as otherwise in compliance with generally accepted accounting principles, or (ii) the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30, and September 30, respectively.

Section 6.09. Anti-Terrorism Laws.  The Borrower shall not (a) have any of its assets in a country subject to any Sanctions or in the possession, custody or control of a person in violation of any Anti-Terrorism Laws; (b) do business in or with, or derives any of its income from investments in or transactions with, any country subject to any Sanctions or in the possession, custody or control of a person in violation of any Anti-Terrorism Laws; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (d) use the proceeds of the loans to fund any operations in, finance any investments or activities in, or make any payments to a country subject to any Sanctions or in the possession, custody or control of a person in violation of any Anti-Terrorism Laws.

ARTICLE VII EVENTS OF DEFAULT; REMEDIES
Section 7.01. Events of Default.

Subject to the proviso at the end of this Section 7.01, any of the following shall constitute an event of default hereunder and under the other Loan Documents (each, an “Event of Default”):

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document prepared or furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.09(b),  5.01,  5.02,  5.03 (with respect to the Borrower’s existence), 5.08 or 5.13 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a),  (b) or (d) of this Section 7.01) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of (i) a Responsible Officer becoming aware thereof and (ii) receipt by Borrower of notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower shall become unable to pay its debts as they become due, generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(l) any non-monetary judgment or order shall be rendered against the Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(m) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Borrower incurring liability or an obligation in excess of $10,000,000; or

(n) any Loan Document shall at any time for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof), or performance of any material obligation thereunder shall become unlawful, or the Borrower shall so assert or contest the validity or enforceability thereof;

provided,  however, that if no Loan is outstanding at the time any event or circumstance specified in paragraphs (c),  (d),  (e),  (f),  (g),  (l), and (m) of this Section 7.01 shall occur or arise, then any such event or circumstance shall not be deemed an Event of Default, but the Administrative

Agent shall, at the request of, or may, with the consent of, the Required Lenders, declare the Commitment of each Bank to make Loans to be terminated, whereupon such Commitments shall forthwith be terminated and the Borrower shall promptly pay to the Administrative Agent all accrued but unpaid amounts then outstanding under this Agreement or under any other Loan Document; provided further,  however, that:

(i) the Borrower shall promptly notify the Administrative Agent and each Lender of any such event or circumstance, and
(ii) the obligation of each Lender to make any Loan hereunder shall be immediately suspended for so long as any such event or circumstance shall continue to exist.

Section 7.02. Remedies.  If any Event of Default occurs (other than an Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) exercise the rights and remedies contemplated by Section 2.04(k); and (iv) exercise the rights and remedies contemplated by any one or more of the Loan Documents or by applicable law or equity; and in case of any event with respect to the Borrower described in clause (h) or (i) of Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, including those contemplated by Section 2.04(k), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII THE ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints National Rural Utilities Cooperative Finance Corporation to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Article VII), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with syndication of the facilities hereunder as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 8.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.07. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, etc.  Anything herein to the contrary notwithstanding, the Lead Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 8.09. Indemnity.

(a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender's Applicable Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments' suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.03, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Article VIII applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) Each Lender severally agrees to indemnify the Issuing Lender (to the extent not promptly reimbursed by the Borrower) from and against such Lender's Applicable Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Lender in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Lender under the Loan Documents; provided,  however,  that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Lender’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Issuing Lender promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.03, to the extent that the Issuing Lender is not promptly reimbursed for such costs and expenses by the Borrower.

(c) The failure of any Lender to reimburse the Administrative Agent or the Issuing Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent or the Issuing Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or the Issuing Lender, as the case may be, for their ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or the Issuing Lender, as the case may be, for such other Lender's ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Article VIII shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 8.10. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other obligations that are owing and unpaid under the Loan Documents and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.10 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 9.03.

ARTICLE IX MISCELLANEOUS
Section 9.01. Notices.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in 81 paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic communication as follows:

(i) if to the Borrower, to it at Chugach Electric Association, Inc., 5601 Electron Drive, Anchorage Alaska 99518 (P.O. Box 196300, Anchorage, AK 99519-6300), Attention: Chief Financial Officer, Facsimile No. (907) 762-4514; Telephone No. (907) 762-4778;

(ii) if to the Administrative Agent, to National Rural Utilities Cooperative Finance Corporation, 20701 Cooperative Way, Dulles, VA  20166, Attention: Administrative Agent (Facsimile No. (703) 467-5681; Telephone No. (703) 467-1615; E-mail: loansyndications@nrucfc.coop);

(iii) if to an Issuing Lender:

(A) to National Rural Utilities Cooperative Finance Corporation, 20701 Cooperative Way, Dulles, VA  20166, Attention: Administrative Agent (Facsimile No. (703) 467-5681; Telephone No. (703) 467-1615; E-mail: loansyndications@nrucfc.coop);

(B) to Bank of America, N.A., 800 5th Ave., Floor 36, Mailcode WA1-501-36-07, Seattle, WA 98104, Attention: Janet Radcliff (Facsimile No. (206) 585-8645; Telephone No. (206) 358-3149; E-mail: janet.radcliff@baml.com);

(C) to KeyBank National Association, 4900 Tiedeman Road,  Brooklyn, Ohio 44144-2302, Attention: Paula Gordon (Facsimile No. (216) 370-5997; Telephone No. (216) 813-6735; E-mail: KAS_Servicing@keybank.com); or

(D) to it at its address (or facsimile number) set forth in its Administrative Questionnaire;

(iv) if to the Swingline Lender, to National Rural Utilities Cooperative Finance Corporation, 20701 Cooperative Way, Dulles, VA  20166, Attention: Administrative Agent (Facsimile No. (703) 467-5681; Telephone No. (703) 467-1615; E-mail: loansyndications@nrucfc.coop);

(v) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d) Platform.

(i)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s  or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan

Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments.  None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.16(b), Section 2.16(c) or Section 2.16(d) without the consent of each Lender affected thereby, or

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided,  further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be and (2) no such agreement shall amend or modify any bilateral agreement between the Borrower and any Issuing Lender regarding such Issuing Lender’s Issuing Lender Sublimit or the respective rights and obligations between the Borrower and any Issuing Lender in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, modification or consent hereunder, except that the Commitment of such Lender may not be increased or extended without such Lender’s consent (and such Lender’s Commitment shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).  Any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the facilities hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total Credit Exposures at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or any such Swingline Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(a).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 9.04. Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment under this Section 9.04(b) except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the revolving facility hereunder;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required in respect of any assignment to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Lender and the Swingline Lender shall be required in respect of any assignment to a Person that is not a Lender (such consent not to be unreasonably withheld or delayed).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.   The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  2.13,  2.14,  2.15 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Dulles, Virginia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the

Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any written consent to such assignment required by paragraph (b) of this Section and any other document reasonably requested by the Administrative Agent, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.15(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13,  2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(d) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.13,  2.14,  2.15,  9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in

Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Borrower owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have.  Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.  The Borrower hereby irrevocably appoints CT Corporation System, with offices as of the date of this Agreement at 111 8th Avenue, 13th Floor, New York, New York  10011, as its authorized agent for service of process in relation to any action, suit or proceeding before any courts located in the State of New York in connection with this Agreement and all other Loan Documents, and the Borrower agrees that service of process in respect of it to CT Corporation System shall be effective service of process upon it in such action, suit or proceeding.  The Borrower further agrees that any failure of CT Corporation System to give notice to the Borrower of any such service shall not impair or affect the validity of such service of any judgment rendered in any such action, suit or proceeding.  Each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the revolving facility hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. USA PATRIOT Act.  Each Lender subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 9.14. No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates.  The Borrower agrees that, except as set forth in Section 9.04(c), nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.

Section 9.15. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHUGACH ELECTRIC ASSOCIATION, INC., as Borrower

By:	/s/ Sherri L. Highers
Name:	Sherri L. Highers
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,
as Administrative Agent, an Issuing Lender, Swingline Lender and a Lender

By:	/s/ Ling Wang acting for Andrew Don
Name: Andrew Don
Title: Senior Vice President & CFO

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent, an Issuing Lender and a Lender

By:	/s/ Joseph Murry
Name: Joseph Murry
Title: Vice President

[Signature Page to Credit Agreement]

COBANK, ACB, as a Lender

By:	/s/ C. Brock Taylor
Name: C. Brock Taylor
Title: Regional Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as an Issuing Lender and a Lender

By:	/s/ Jim McCary
Name: Jim McCary
Title: Vice President

[Signature Page to Credit Agreement]

SCHEDULE I

Commitments

Name of Lender	Commitment Amount	Applicable Percentage
National Rural Utilities Cooperative Finance Corporation	$50,000,000.00	33.333333334%
KeyBank National Association	$45,000,000.00	30.000000000%
CoBank, ACB	$35,000,000.00	23.333333333%
Bank of America, N.A.	$20,000,000.00	13.333333333%
Totals	$150,000,000.00	100.000000000%

Schedule I

SCHEDULE II

Issuing Lender Sublimits

Name of Issuing Lender	Issuing Lender Sublimit as of the Effective Date
National Rural Utilities Cooperative Finance Corporation	$50,000,000.00
KeyBank National Association	$45,000,000.00
Bank of America, N.A.	$20,000,000.00

Schedule II

SCHEDULE 3.14(a)

Existing Indebtedness

Updating the debts detailed in the 10-Q filed with the Securities Exchange Commission for the quarter ending March 31, 2016, to reflect balances as of June 13, 2016, Chugach Electric Association, Inc. has incurred the following:

	Balance	Limit
2011/2012 bonds payable	$426,666,665	$426,666,665
2011 CoBank bond	$23,651,493	$23,651,493
Commercial Paper	$77,000,000	$100,000,000
National Rural Utilities Cooperative Finance Corporation (NRUCFC) Line of Credit Agreement	$0	$50,000,000

1 Approximate

Schedule 3.14(a)

SCHEDULE 3.14(b)

Existing Liens

None.

Schedule 3.14(b)

SCHEDULE 3.15

Jointly-Owned Assets

Chugach Electric Association, Inc. is joint owner in the following assets as of June 13, 2016:

Share
Bradley Lake Hydroelectric Project[1]	30.4%
Eklutna Hydroelectric Power Project[2]	30.0%
Southcentral Power Project[3]	70.0%
Beluga River Unit[4]	10.0%

1 Chugach is a participant in the Bradley Lake Hydroelectric Project (Bradley Lake).  Bradley Lake was built and financed by the Alaska Energy Authority (AEA) through State of Alaska grants and $166,000,000 of revenue bonds.  Chugach and other participating utilities have entered into take-or-pay power sales agreements under which shares of the project capacity have been purchased and the participants have agreed to pay a like percentage of annual costs of the project (including ownership, operation and maintenance costs, debt service costs, and amounts required to maintain established reserves).  Chugach has a 30.4% share of the project’s capacity.

2 Chugach is a joint owner in the Eklutna Hydroelectric Project which is located on federal land pursuant to a United States Bureau of Land Management right-of-way grant issued in October of 1997.  The facility is jointly owned by Chugach (30%), Matanuska Electric Association, Inc. (MEA) (17%) and Anchorage Municipal Light & Power (AML&P) (53%).  The facility is operated by Chugach and maintained jointly by Chugach and AML&P.  Chugach owns rights to 11.7 MW of capacity.

3  The Southcentral Power Project (SPP) is a natural gas-fired generation plant on land owned by Chugach near its Anchorage headquarters that began commercial operation on February 1, 2013.  Chugach owns and takes approximately 70% of the plant’s output and AML&P owns and takes the remaining 30%.  Chugach proportionately accounts for its ownership in SPP.

4  Chugach has a working interest in the Beluga River Unit (BRU), an established natural gas field located on the western side of Cook Inlet, approximately 35 miles from Anchorage.  The BRU is jointly owned by Hilcorp (33.3%), AML&P (56.7%) and Chugach (10.0%).

Schedule 3.15

SCHEDULE 6.05(a)

Investments

As of June 13, 2016, Investments include the following:

National Rural Utilities Cooperative Finance Corporation (NRUCFC) capital term certificates	$6,095,980
National Bank for Cooperatives (CoBank)	3,157,500
NRUCFC	46,682
Other	17,193
Total Investments	$9,317,355

Schedule 6.05(a)

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]
2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.	Borrower:	Chugach Electric Association, Inc.
4.	Administrative Agent:	National Rural Utilities Cooperative Finance Corporation, as the administrative agent under the Credit Agreement
5.	Credit Agreement:

The $150,000,000 Credit Agreement dated as of June 13, 2016 (as amended, supplemented, restated or otherwise modified from time to time) among Chugach Electric Association, Inc., the Lenders parties thereto, National Rural Utilities Cooperative Finance Corporation, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s[:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment / Loans for all Lenders[7]	Amount of Commitment / Loans Assigned[8]	Percentage Assigned of Commitment / Loans[8]
		$	$	%
		$	$	%
		$	$	%

[7.Trade Date:______________]9

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]10

[NAME OF ASSIGNOR]

By:______________________________

  Title:

[NAME OF ASSIGNOR]

By:______________________________

  Title:

ASSIGNEE[S]11

[NAME OF ASSIGNEE]

By:______________________________

  Title:

[NAME OF ASSIGNEE]

By:______________________________

  Title:

10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit A

[Consented to and]12 Accepted:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as

 Administrative Agent, Issuing Lender and Swingline Lender

By: _________________________________

 Title:

[Consented to:]13

[Chugach Electric Association, Inc.]

By: ________________________________

Title:

12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

13 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A

ANNEX 1

CREDIT AGREEMENT DATED AS OF JUNE 13, 2016

BY AND AMONG

CHUGACH ELECTRIC ASSOCIATION, INC., AS BORROWER,

THE LENDERS PARTY THERETO, AND

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, AS

ADMINISTRATIVE AGENT, ISSUING LENDER AND SWINGLINE LENDER

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

FORM OF OPINION OF COUNSEL FOR THE BORROWER

[See Attached]

Exhibit B-1

Exhibit B-1

Form of Legal Opinion of Borrower’s Special Counsel

June [_], 2016

National Rural Utilities Cooperative Finance Corporation,
as Administrative Agent, the Issuing Lender, the Swingline Lender and

to each of the Lenders, party to the Credit Agreement referred to below

Re:  Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to Chugach Electric Association, Inc., an Alaska corporation (the “Borrower”), in connection with the Credit Agreement, dated as of June [_], 2016 (the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, and National Rural Utilities Cooperative Finance Corporation, as the Issuing Lender, the Swingline Lender, and the Administrative Agent.  This opinion is being delivered to you pursuant to Section 4.01(a)(vii)(A) of the Credit Agreement.  Capitalized terms used in this letter but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

Materials Examined

In connection with this opinion, we have examined copies of the Credit Agreement and the Notes (collectively, the “Loan Documents”).  We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, instruments and certificates (including certificates of public officials and of officers of the parties) and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.  In rendering the opinions expressed below, we have examined only executed counterparts or copies of the Credit Agreement and the Notes that were provided to us.  As to factual matters, we have relied without investigation on the representations and warranties set forth in the Credit Agreement and certificates of public officials and officers of the Borrower.

Opinions

Based upon such examination, and having regard for legal considerations we deem relevant, we are of the opinion, subject to the qualifications and assumptions set forth below, that

1. The execution and delivery by the Borrower of the Loan Documents do not, and the performance by it of its obligations thereunder will not, result in a violation of any law of the United States or the State of New York, or any rule or regulation thereunder, applicable to the Borrower or its properties or assets.

2. Each of the Loan Documents constitutes the valid and binding obligation of the Borrower, enforceable against it in accordance with its terms.

3. The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “natural gas company” as defined in, or subject to regulation under, the Natural Gas Act, as amended, (c) a “public utility” under and as defined in the Federal Power Act, as amended, or (d) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” as such terms are defined in (and under) the Public Utility Holding Company Act of 2005, as amended, or otherwise subject to regulation under the Public Utility Holding Company Act of 2005, as amended.

4. The execution and delivery by the Borrower of the Loan Documents do not, and the performance by it of its obligations thereunder will not, require any approval, consent or other action of, notice to, qualification or filing with, any Governmental Authority of the United States or the State of New York.

5. Assuming that the proceeds of the Loans are applied as described in Section 5.08 of the Credit Agreement, the execution, delivery and performance of the Credit Agreement and the Notes and the issuance of the Notes have not resulted and will not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States of America.

Certain Assumptions

In rendering the opinions stated above, we have, with your consent, assumed (i) the due organization of each party to the Loan Documents and the existence and good standing of each party to the Loan Documents, (ii) the authority of each party thereto to do business in each relevant jurisdiction, (iii) the legal capacity and authority of all natural persons executing the Loan Documents, (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties as to matters of fact contained in the records, documents, instruments and certificates we have reviewed, (v) the due authorization, execution and delivery of the Loan Documents by each party thereto, (vi) that the Loan Documents are valid and binding obligations of the parties thereto, enforceable against the parties thereto in accordance with their respective terms (other than as set forth in opinion paragraph 2 above), (vii) the power and authority of each party to the Loan Documents to execute and deliver and perform its obligations thereunder, (viii) that such execution and delivery will not breach, conflict with or constitute a violation of, the laws of any jurisdiction, or of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (other than as set forth in paragraphs 1 and 5 above), (ix) that such execution and delivery does not require the consent or approval of any Person that has not already been obtained (other than as set forth in opinion paragraph 4 above), (x) the absence of any evidence extrinsic to the provisions of the Loan Documents between the respective parties thereto that such parties intended a meaning contrary to that expressed by the respective provisions thereof, and (xi) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

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We express no opinion herein as to laws other than the law of the State of New York and of the United States.  We express no opinion as to whether the law of any particular jurisdiction applies to the Loan Documents, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the Loan Documents.

Our opinion that any Loan Document is valid, binding or enforceable in accordance with its terms is qualified as to:  (a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally; (b) rights to indemnification and contribution which may be limited by applicable law and equitable principles; (c) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; and (d) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

With respect to our opinion in paragraph 4 above, we express no opinion regarding any requirement for any approval, consent or other action of, notice to, qualification or filing with, any Governmental Authority of the United States or the State of New York arising under or pursuant to any contract with, or any contractual obligation to, any such Governmental Authority.

Use of Opinion

This opinion is solely for your benefit in connection with the Loan Documents, and, except as provided below, may not be relied upon, used, quoted or referred to by, nor may copies hereof be delivered to, any other person, or for any other purpose without our prior written approval.  Copies of this opinion letter may be furnished to, but not relied upon by, (a) prospective permitted assigns under the Loan Documents and their advisors, (b) your legal counsel in connection with their providing advice regarding the Loan Documents, (c) your auditors and bank examiners in connection with their audit and examination functions and (d) any person or entity to whom disclosure is required to be made by law or court order.  At your request, we hereby consent to reliance hereon by your successors and permitted assigns pursuant to the Credit Agreement, on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any Person other than its addressees, or to take into account changes in law, facts or other developments of which we may later become aware, and (iii) any such reliance by your successor or permitted assign must be actual and reasonable under the circumstances existing at the time of the assignment, including any changes in law, fact or any other development known to or reasonably knowable by such successor or permitted assign at such time. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

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EXHIBIT B-2

FORM OF OPINION OF IN-HOUSE COUNSEL FOR THE BORROWER

[See Attached]

B-2

Exhibit B-2

Form of Legal Opinion of Borrower’s In-House Counsel

June [   ], 2016

National Rural Utilities Cooperative Finance Corporation,
as Administrative Agent, the Issuing Lender, the Swingline Lender and

to each of the Lenders party to the Credit Agreement referred to below

Re: Credit Agreement

Ladies and Gentlemen:

I am the General Counsel of Chugach Electric Association, Inc., a corporation organized and existing under the laws of the State of Alaska (the “Borrower”), in connection with the Credit Agreement, dated as of June [_], 2016 (the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, and National Rural Utilities Cooperative Finance Corporation, as the Issuing Lender, the Swingline Lender, and the Administrative Agent (the “Administrative Agent”).  Capitalized terms used in this letter but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

This opinion is being delivered to you pursuant to Section 4.01(a)(vii)(B) of the Credit Agreement.

I.

I have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures (except those of, or on behalf of, the Borrower), the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  I have based my opinion upon my review of the following records, documents, instruments and certificates, such additional certificates relating to factual matters and such other documents as I have deemed necessary or appropriate for my opinion:

(i)the Credit Agreement;

(ii)the Notes being issued on the date hereof (the “Subject Notes” and together with the Credit Agreement, the “Relevant Documents”);

(iii)the articles of incorporation of the Borrower, certified by the Alaska Department of Commerce, Community, and Economic Development as of June [_], 2016;

(iv)the bylaws of the Borrower;

(v)the records of proceedings and actions of the board of directors and Members of the Borrower relating to the transactions contemplated by the Relevant Documents;

(vi)a Certificate of Compliance relating to the Borrower issued by the Commissioner of the Alaska Department of Commerce, Community, and Economic Development, dated June 2, 2016; and

(vii)Each of the Fuel Supply Agreements.

In connection with my opinion expressed in Paragraph 6(iii) of Part III, I have not reviewed, and express no opinion on, (a) financial covenants or similar provisions requiring financial calculations or determinations to ascertain compliance, or (b) provisions relating to the occurrence of a “material adverse event” or words of similar import.  Moreover, to the extent that any of the Fuel Supply Agreements is governed by the laws of any jurisdiction other than the State of Alaska, my opinion relating to those agreements is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements and instruments.

Where my opinion relates to my “knowledge,” that knowledge is based upon my examination of the records, documents, instruments and certificates enumerated or described above and my actual knowledge.  I have not examined any records of any court, administrative tribunal or other similar entity in connection with my opinion.

II.

I express no opinion as to any securities, tax, anti-trust, land use, safety or hazardous materials laws, rules and regulations or laws, rules or regulations applicable to the Administrative Agent or Lenders by virtue of their status as a financial institutions engaged in business of the type exemplified by the Credit Agreement.

This opinion is limited to the laws of the State of Alaska, and I disclaim any opinion as to the laws of any other jurisdiction.

III.

Based upon the foregoing and my examination of such questions of law as I have deemed necessary or appropriate for the purpose of my opinion, and subject to the limitations and qualifications expressed below, it is our opinion that:

1.The Borrower has been duly incorporated and is validly existing and in good standing under the laws of the State of Alaska.

2.The Borrower has all requisite corporate power and corporate authority to enter into and perform the Relevant Documents, to own its properties and to carry on its business as it is now conducted.

3.The execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Relevant Documents have been duly authorized by all necessary corporate action (including action by the Borrower’s Members, if necessary) on the part of the Borrower and each of the Relevant Documents has been duly executed and delivered on behalf of the Borrower.

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4.Each of the Relevant Documents is a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

5.No governmental consents, approvals, authorizations, registrations, declarations or filings are required for the execution and delivery of the Relevant Documents on behalf of the Borrower or repayment of the Loans, except such as have been obtained or made.  No approval of the Regulatory Commission of Alaska or any other Governmental Authority is required for the use of any Credit Extension (including the first Credit Extension).

6.Neither the execution and delivery of the Relevant Documents on behalf of the Borrower nor the performance by the Borrower of the Relevant Documents (i) conflicts with any provision of the articles of incorporation or bylaws of the Borrower, (ii) violates or breaches any law, rule or regulation, or any writ, judgment, injunction, decree or award, or any order of any Governmental Authority applicable to the Borrower, or (iii) violates or results in a breach or default under the Indenture or any of the Fuel Supply Agreements or any material indenture, contract, lease, loan agreement, deed of trust, agreement or other instrument binding upon the Borrower or its assets, gives rise to a right thereunder to require any payment to be made by the Borrower, or results in the creation of imposition of any Lien on any asset of the Borrower thereunder.

7.There is no action, suit or proceeding against the Borrower that is either pending or that, to my knowledge, has been threatened in writing and that (i) involves any of the Loan Documents or the Transactions, or (ii) if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

IV.

I further advise you that:

A.As noted, the enforceability of the Relevant Documents is subject to the effect of general principles of equity.  These principles include, without limitations, concepts of commercial reasonableness, materiality and good faith and fair dealing.

B.The Administrative Agent and Lenders may not charge the Borrower for penalties for defaults that bear no relation to the damage suffered and we express no opinion as to whether a court would determine whether or not any payment in cash or kind would constitute a penalty.

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C.The enforceability of the Relevant Documents is subject to the effects of (i) Section 1-203 of the Alaska Uniform Commercial Code (the “UCC”), which imposes an obligation of good faith in the performance or enforcement of a contract, (ii) Section 1-102 of the UCC, which provides that obligations of good faith, diligence, reasonableness and care prescribed by the UCC may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

D.The effectiveness of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

E.Provisions of the Relevant Documents requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to waiver.

F.Provisions of any agreement requiring a party to pay another party’s attorneys’ fees and costs in actions to enforce the provisions of such agreement may be construed to entitle the prevailing party in any action, whether or not that party is the specified party, to be awarded its reasonable attorneys’ fees, costs and necessary disbursements.

G.The enforceability of the Relevant Documents may also be subject to the effect of generally applicable rules of law that limit or affect the enforceability of provisions purporting to permit service by mail.

V.

This opinion is solely for your benefit in connection with the Relevant Documents, and, except as provided below, may not be relied upon, used, quoted or referred to by, nor may copies hereof be delivered to, any other person, or for any other purpose without my prior written approval.  Copies of this opinion letter may be furnished to, but not relied upon by, (a) prospective permitted assigns under the Loan Documents and their advisors, (b) your legal counsel in connection with their providing advice regarding the Relevant Documents, (c) your auditors and bank examiners in connection with their audit and examination functions and (d) any person or entity to whom disclosure is required to be made by law or court order.  At your request, I hereby consent to reliance hereon by your successors and permitted assigns pursuant to the Credit Agreement, on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to any Person other than its addressees, or to take into account changes in law, facts or other developments of which I may later become aware, and (iii) any such reliance by your successor or permitted assign must be actual and reasonable under the

B-2-4

circumstances existing at the time of the assignment, including any changes in law, fact or any other development known to or reasonably knowable by such successor or permitted assign at such time. I disclaim any obligation to update this opinion letter for events occurring or coming to my attention after the date hereof.

Very truly yours,

Mark K. Johnson
General Counsel

B-2-5

EXHIBIT C

[Form of Promissory Note]

PROMISSORY NOTE

$[ ]	[ ], 20[ ]
New York, New York

FOR VALUE RECEIVED, CHUGACH ELECTRIC ASSOCIATION, INC., a corporation incorporated and existing under the laws of the State of Alaska (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at such office of the Administrative Agent (as defined in the Credit Agreement referred to below) as shall be notified to the Borrower from time to time in accordance with the terms of the Credit Agreement (as defined below), the principal sum of [DOLLAR AMOUNT] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books, which shall be conclusive evidence of the foregoing information, absent manifest error.  Failure of the Administrative Agent to make any such recordation shall not affect any of the obligations of the Borrower under the Credit Agreement, hereunder or under any other Loan Document.

This Note evidences the obligation of the Borrower to repay all Loans advanced by the Lender from time to time under that certain Credit Agreement, dated as of June 13, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and National Rural Utilities Cooperative Finance Corporation, as Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.  Reference is made to the Credit Agreement and the other Loan Documents for a statement of certain additional rights and obligations of the undersigned.  In the event of any conflict between the terms of this Note and the terms of the Credit Agreement, the terms of the Credit Agreement shall prevail.  All of the terms, covenants, provisions, conditions, stipulations, promises and agreements contained in the Loan Documents to be kept, observed and/or performed by the undersigned are made a part of this Note and are incorporated into this Note by this reference to the same extent and with the same force and effect as if they were fully set forth in this Note; the undersigned promises and agrees to keep,

Exhibit C

observe and perform them or cause them to be kept, observed and performed, in accordance with the terms and provisions thereof.

If any term, provision, covenant or condition of this Note or the application of any term, provision, covenant or condition of this Note to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, then the remainder of this Note and the application of such term, provision, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, provision, covenant or condition of this Note shall be valid and enforced to the fullest extent permitted by law.

Except as permitted by Section 9.04 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be construed in accordance with and governed by the law of the State of New York.

CHUGACH ELECTRIC ASSOCIATION, INC.
By
Name:
Title:

Exhibit C

EXHIBIT D

[Form of Compliance Certificate]

COMPLIANCE CERTIFICATE

I, [_____________], the [_____________]14 of Chugach Electric Association, Inc. (the “Company”) DO HEREBY CERTIFY that:

(a)I have conducted a review of the Credit Agreement dated as of June 13, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the Company, the Lenders party thereto and National Rural Utilities Cooperative Finance Corporation, as Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender, the financial statements of the Company and such other documents as I have deemed necessary for this certification.  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.  This Compliance Certificate is being delivered pursuant to Section 5.01(c) of the Credit Agreement.

(b)[No Default has occurred during the period beginning on [_____], 20[__] and ending on the date hereof.] [Attached hereto as Annex 1 is a detailed description of each Default that has occurred during the period beginning on [_____], 20[__] and ending on the date hereof, together with a description of any action taken or proposed to be taken with respect thereto.]

(c)Attached hereto as Schedule 1 are detailed calculations demonstrating compliance with the covenant set forth in Section 6.07 of the Credit Agreement as of the date hereof.

WITNESS my hand this ____ day of [_____], 20[__].

____________________________
Title:

14 To be executed by the Company’s chief financial officer or other officer reasonably acceptable to the Administrative Agent.

Exhibit D

EXHIBIT E

Form of Borrowing Request

BORROWING REQUEST

Borrow Name:	Chugach Electric Association, Inc.

Cility Number
Facility Number:	[●]

Type of Borrowing:

☐Revolving Loan	☐Swingline Loan

Effective Date of Borrowing:

he
The Borrowing Amount:

Interest Rate Elected:

☐LIBO Borrowing	☐ABR Borrowing

Interest Rate Elections Period if LIBO Borrowing is chosen:

1-month LIBO	2-month LIBO
3-month LIBO	6-month LIBO

Wiring Instructions:

Bank Name
City, State
ABA No
Account No
Credit Account Name
Additional Instructions

Exhibit E

Certification

Acting on behalf of the Borrower, I hereby certify that as of the date below: (1) I am duly authorized to make this certification and to request funds on the terms specified herein; (2) the Borrower has met all of the conditions to this Borrowing contained in the Credit Agreement dated as of June 13, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders party thereto and National Rural Utilities Cooperative Finance Corporation, as Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender, governing the terms of this Borrowing Request that the Borrower is required to meet prior to an advance of funds; (3) all of the representations and warranties contained in the Credit Agreement (except those set forth in Section 3.06,  Section 3.07,  Section 3.12,  Section 3.14 and Section 4.01(b)) are true and correct on and as of the date hereof and will be deemed to be true and correct on and as of the effective date of this Borrowing unless notice is otherwise given by the Borrower to the Administrative Agent before the effective date, in each case, other than any such representations or warranties that, by their terms, refer to a specific date other than such effective date, in which case such representations and warranties are true and correct as of such date; (4) no Default has occurred and is continuing or would result from this Borrowing or from the application of the proceeds therefrom; and (5) the terms hereof shall be binding upon Borrower under the provisions of the Credit Agreement, except to the extent inconsistent with the terms of the Credit Agreement, in which case the terms of the Credit Agreement shall prevail.

Certified By:

Signature	Name:
Date	Title:

Attn: Loan Syndications

Fax Number: (703) 467-5681

E-Mail: loansyndicatons@nrucfc.coop

Exhibit E

EXHIBIT F

Form of Interest Election Request

[This form should only be used to continue or convert a rate on an existing Loan]

INTEREST ELECTION REQUEST

Borrow Name:	Chugach Electric Association, Inc.

Loan Number:	[●]

Original Effective Date of Borrowing:

Effective Date of Interest Election:

The Amount of Borrowing*:

* If different options are being elected with respect to different portions of the original Borrowing, indicate also the portion of the original Borrowing to be allocated to this Interest Election Request.

Interest Rate Elected:

Interest Rate Elections Period if LIBO Borrowing is chosen:

☐1-month LIBO	☐2-month LIBO
☐3-month LIBO	☐6-month LIBO

Exhibit F

Certification

Acting on behalf of the Borrower, I hereby certify that as of the date below: (1) I am duly authorized to make this certification and to make the Interest Election Request specified herein; (2) the Borrower has met all of the conditions contained in the Credit Agreement dated as of June 13, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders party thereto and National Rural Utilities Cooperative Finance Corporation, as Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender, governing the terms of this Interest Election Request that the Borrower is required to meet prior to such Interest Election Request; (3) no Default has occurred and is continuing or would result from this Borrowing or from the application of the proceeds therefrom; and (4) the terms hereof shall be binding upon Borrower under the provisions of the Credit Agreement, except to the extent inconsistent with the terms of the Credit Agreement, in which case the terms of the Credit Agreement shall prevail.

Certified By:

Signature	Name:
Date	Title:

Attn: Loan Syndications

Fax Number: (703) 467-5681

E-Mail: loansyndicatons@nrucfc.coop

Exhibit F

EXHIBIT G

Form of Notice of Requested Commitment Increase

NOTICE OF REQUESTED COMMITMENT INCREASE

To:National Rural Utilities Cooperative Finance Corporation, as Administrative Agent

Dated: _________________

Reference is hereby made to the Credit Agreement, dated as of June 13, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and National Rural Utilities Cooperative Finance Corporation, as Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This notice is the Notice of Requested Commitment Increase referred to in Section 2.20(a) of the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1.

Each Lender party hereto agrees to make or increase the amount of its Commitment to the amount set forth opposite such Lender’s name below under the caption “Increased Commitment Amount” (the “Commitment Increase”).

2.	The requested date of the Commitment Increase is ___________.
3.

The Borrower hereby represents and warrants that (i) no Default or Event of Default shall have occurred and be continuing on the date hereof or after giving effect to the Commitment Increase and (ii) the Commitment Increase has been duly authorized by all necessary action by the Borrower.

[Signature Page Follows]

Exhibit G

CHUGACH ELECTRIC ASSOCIATION,
INC., as the Borrower

By:
Name:
Title:

Increased Commitment Amount	[NAME OF LENDER]
$

By:
Name:
Title:

Exhibit G

EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 13, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chugach Electric Association, Inc., as the Borrower, each lender from time to time party thereto and National Rural Utilities Cooperative Finance Corporation as the Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit H-1

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 13, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chugach Electric Association, Inc., as the Borrower, each lender from time to time party thereto and National Rural Utilities Cooperative Finance Corporation as the Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit H-2

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 13, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chugach Electric Association, Inc., as the Borrower, each lender from time to time party thereto and National Rural Utilities Cooperative Finance Corporation as the Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, (ii) IRS Form W-8BEN-E or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit H-3

EXHIBIT H-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 13, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chugach Electric Association, Inc., as the Borrower, each lender from time to time party thereto and National Rural Utilities Cooperative Finance Corporation as the Administrative Agent, Lead Arranger, Issuing Lender and Swingline Lender.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (ii) IRS Form W-8BEN-E or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit H-4